Exhibit 10.2 (i)

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

among

NORTHWESTERN CORPORATION,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Administrative Agent,
Lead Arranger and Sole Book Runner

Originally Dated as of December 17, 2002

And Amended and Restated as of November 10, 2003

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS

1.1	Defined Terms

1.2	Other Definitional Provisions

ARTICLE 2.	AMOUNT AND TERMS OF COMMITMENTS

2.1	Commitments and Loans

2.2	Evidence of Indebtedness

2.3	[Intentionally Omitted]

2.4	[Intentionally Omitted]

2.5	Repayment of Loans

2.6	Optional and Mandatory Prepayments

2.7	Interest Rate Conversion and Continuation Options

2.8	Maximum Amounts of Eurodollar Tranches

2.9	Interest Rates; Default Rate Payment Dates

2.10	Computation of Interest

2.11	Inability to Determine Interest Rate

2.12	Pro Rata Treatment and Payments; Funding Reliance

2.13	Illegality

2.14	Requirements of Law

2.15	Taxes

2.16	Indemnity

2.17	Discretion of Lender as to Manner of Funding

2.18	Change of Lending Office; Replacement Lender

2.19	Ratification of Collateral Documents; Priority

2.20	No Discharge; Survival of Claims

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES

3.1	Financial Condition

3.2	No Change

3.3	Corporate Existence; Compliance with Law

3.4	Corporate Power; Authorization; Enforceable Obligations

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3.5	No Legal Bar

3.6	No Material Litigation

3.7	No Default

3.8	Ownership of Property; Liens

3.9	[Intentionally Omitted]

3.10	Intellectual Property

3.11	No Burdensome Restrictions

3.12	Taxes

3.13	Margin Stock

3.14	ERISA

3.15	Holding Company; Investment Company Act; Other Regulations

3.16	Purpose of Loans

3.17	Environmental Matters

3.18	Insurance

3.19	Accuracy and Completeness of Information

3.20	Leaseholds, Permits, etc

3.21	No Restrictive Covenants

3.22	[Intentionally Omitted]

3.23	Montana First Mortgage Indenture

3.24	South Dakota First Mortgage Indenture

3.25	Subsidiaries

ARTICLE 4.	CONDITIONS PRECEDENT

4.1	Conditions to Closing Date

4.2	[Intentionally Omitted]

4.3	[Intentionally Omitted]

ARTICLE 5.	AFFIRMATIVE COVENANTS

5.1	Financial Statements

5.2	Certificates; Other Information

5.3	Payment and Performance of Obligations

5.4	Maintenance of Existence

5.5	Maintenance of Property; Insurance

5.6	Inspection of Property; Books and Records; Discussions

5.7	Notices

5.8	Environmental Laws

5.9	ERISA

5.10	Use of Proceeds

5.11	Margin Stock

5.12	Maintain Ownership of the Utility Business

5.13	Bankruptcy Court

5.14	Credit Ratings

5.15	Excluded Subsidiaries

5.16	Bank One Credit Documents

ARTICLE 6.	NEGATIVE COVENANTS

6.1	Financial Covenants

6.2	Limitation on Fundamental Changes

6.3	Limitation on Transactions with Affiliates

6.4	Limitation on Liens

6.5	Amendments of Organizational Documents

6.6	Limitation on Guarantee Obligations

6.7	Limitation on Sale of Assets

6.8	Limitation on Investments, Loans and Advances

6.9	Limitation on Dividends and Stock Repurchases

6.10	Limitation on Indebtedness or Mandatory Redeemable Stock

6.11	Limitation on Sales and Leasebacks and Operating Leases

6.12	Limitation on Negative Pledge Clauses; Payment Restrictions

6.13	Limitation on Businesses

6.14	Limitation on Certain Prepayments and Amendments

6.15	Limitations on Subsidiaries’ Equity Interests

6.16	Limitation on Release of Mortgaged Property; Limitation in Respect of Insurance

6.17	Limitation on Subjecting Property, or Other Assets to the Lien of the Other Indenture

6.18	Prohibition on Designating Class “A” Mortgages or Permitting Qualified Lien Bonds to Exist

6.19	Limitation on Amendments or Supplements to the Indentures

6.20	Prohibition on Second Mortgage Bonds

6.21	Financial Contracts

6.22	Chapter 11 Claims

6.23	Bank One Credit Documents

ARTICLE 7.	EVENTS OF DEFAULT

7.1	Events of Default

ARTICLE 8.	THE AGENTS

8.1	Appointment

8.2	Delegation of Duties

8.3	Exculpatory Provisions

8.4	Reliance by Agents

8.5	Notice of Default

8.6	Non-Reliance on Agents and Other Lenders

8.7	Indemnification

8.8	Agent in Its Individual Capacity

8.9	Successor Administrative Agent

ARTICLE 9.	MISCELLANEOUS

9.1	Amendments and Waivers

9.2	Notice

9.3	No Waiver; Cumulative Remedies

9.4	Survival of Representations and Warranties

9.5	Payment of Expenses and Taxes; Indemnification

9.6	Successors and Assigns; Participations and Assignments

9.7	Adjustments; Setoff

9.8	Confidentiality

9.9	Effectiveness

9.10	Counterparts

9.11	Severability

9.12	Integration

9.13	GOVERNING LAW

9.14	Submission To Jurisdiction Waivers

9.15	Acknowledgments

9.16	Waivers of Jury Trial

9.17	Conflict with Orders

9.18	Waiver of Defaults under Original Loan Agreement

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Term Note
Exhibit A-2	Form of QFL Note
Exhibit B	Form of Notice of Interest Rate Conversion
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Assignment and Assumption Agreement

Schedule I	Lending Offices and Commitments of Lenders
Schedule P	Permitted Pre-Petition Payments
Schedule 3.4a	First Mortgage Approvals
Schedule 3.4b	Required Consents of Governmental Authorities
Schedule 3.8	Exceptions to Title to Borrower’s Properties
Schedule 3.12	Taxes
Schedule 3.14	ERISA
Schedule 3.15	Regulations Limiting Indebtedness
Schedule 3.17	Environmental Matters
Schedule 3.25	Subsidiaries
Schedule 6.3	Transactions with Affiliates
Schedule 6.4	Liens Securing Debt for Borrowed Money
Schedule 6.6	Guarantee Obligations
Schedule 6.7	Asset Sales
Schedule 6.8	Investments
Schedule 6.10	Indebtedness, Mandatory Redeemable Stock and Preferred Stock

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 10, 2003, among NORTHWESTERN CORPORATION, a Delaware corporation, as debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent (in such capacity the “Administrative Agent”), Lead Arranger and Sole Book Runner.

PRELIMINARY STATEMENTS

1.             The Borrower, the Administrative Agent and certain lenders are parties to a Credit Agreement dated as of December 17, 2002, as amended (the “Original Loan Agreement”), pursuant to which the Lenders extended credit to the Borrower in the form of term loans in an aggregate principal amount of $390,000,000.  The Loans are secured by certain first mortgage bonds to, and registered in the name of, the Collateral Agent for the ratable benefit of the Lenders (it being understood that payments on the Loans shall be deemed payments on such first mortgage bonds and payments on such first mortgage bonds shall be applied to the payment of the Loans).

2.             On September 14, 2003 (the “Petition Date”), the Borrower filed a voluntary petition with the Bankruptcy Court initiating the Case and has continued in possession of its assets and in the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

3.             In connection with the commencement of the Case, the parties hereto desire to assume, amend, restate and modify, but not extinguish, the Original Loan Agreement in its entirety as hereinafter set forth, and waive any Defaults or Events of Default that may exist under the Original Loan Agreement arising solely from the commencement of the Case.

4.             In consideration of the foregoing premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Original Loan Agreement as follows:

ARTICLE 1.  DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” shall have the meaning ascribed thereto in the heading hereto and shall include such other Lender or financial institution as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 8.9.

“Affected Lender” shall have the meaning ascribed thereto in Section 2.18.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of (including all directors and officers of such Person), is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of voting securities, by contract or otherwise.

“Agents” shall have the meaning ascribed thereto in Section 8.1.

“Agreement” shall mean this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, on any particular date, a rate of interest per annum equal to the higher of

(a)           the rate of interest most recently announced by CSFB as its prime rate in effect at its principal office in New York City (which rate is not necessarily intended to be the lowest rate of interest charged by CSFB in connection with extensions of credit); and

(b)           the Federal Funds Rate for such date plus 0.50%.

“Alternate Base Rate Loans” shall mean Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

“Applicable Prepayment Premium” shall mean, as of any date of determination, an amount equal to (a) during the period from and after the Closing Date up to the date that is the first anniversary of the Closing Date, 1.00% times the outstanding principal balance of the Loans on the date immediately prior to the date of determination, and (b) during the period from and including the date that is the first anniversary of the Closing Date up to the Maturity Date, 0.50% times the outstanding principal balance of the Loans on the date immediately prior to the date of determination.

“Approved Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arranger” shall mean CSFB and its successors.

“Asset Disposition” shall mean (i) any sale, lease or other disposition (including (x) any such transaction effected by way of merger or consolidation and (y) any sale-leaseback transaction, whether or not involving a Financing Lease) (any such transaction, a “disposition”), by the Borrower or any of its Subsidiaries, of any asset subject to the Lien of an Indenture (other than any disposition of any asset released from the Lien of an Indenture as described in clause (i), (ii) or (iv) of Section 6.16), and (ii) receipt by the Borrower or any of its Subsidiaries of any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any equipment, fixed asset, real property or other asset subject to the Lien of an Indenture (other than as permitted in clause (iv) of Section 6.16).

“Assignee” shall have the meaning ascribed thereto in Section 9.6(c).

“Assignment and Assumption Agreement” shall have the meaning ascribed thereto in Section 9.6(c).

“Bank One Claim” shall mean the claim, in an aggregate principal amount not to exceed $100,000,000, together with all interest, fees and other amounts due with respect thereto pursuant to the Bank One Credit Documents (as modified and amended to the extent permitted under this Agreement), without the prior written consent of the Administrative Agent and the Required Lenders, of the secured parties under the Bank One Credit Documents, which claim shall be senior to the Superpriority Claim of the Administrative Agent and the Lenders against the Borrower.

“Bank One Credit Agreement” shall mean the Secured Superpriority Debtor in Possession Credit and Guaranty Agreement dated as of September 19, 2003, among NorthWestern Corporation, a debtor and debtor in possession, as borrower, the other loan parties party thereto as guarantors, the lenders party thereto, Bank One, N.A., as initial lender, agent and LC issuer, and Banc One Capital Markets, Inc., as lead arranger and sole book runner, as the same may be amended, modified or supplemented from time to time.

“Bank One Credit Documents” shall mean the Bank One Credit Agreement and all other documents, instruments and agreements from time to time delivered in accordance with or otherwise relating to the Bank One Credit Agreement.

“Bank One Debt” shall mean Indebtedness under the Bank One Credit Documents.

“Bankruptcy Code” shall mean Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.), as amended, reformed, or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Case from time to time.

“Benefited Lender” shall have the meaning ascribed thereto in Section 9.7(a).

“Blue Dot” shall mean, collectively, Blue Dot Services, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Borrower, and its Subsidiaries.

“Bond Collateral Agreement” shall mean a bond collateral agreement between the Borrower and the Collateral Agent for the benefit of the Secured Parties (as therein defined) in form and substance reasonably satisfactory to the Borrower and the Collateral Agent.

“Borrower” shall have the meaning ascribed thereto in the heading hereto.

“Business” shall have the meaning ascribed thereto in Section 3.17(a).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided,

however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the interbank market in London, England.

“Capital Expenditures” of any Person shall mean, for any period, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the statement of cash flows for such period for such Person.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Carve-Out” shall mean, with respect to the Case, (a) the unpaid fees of the clerk of the Bankruptcy Court and the United States Trustee pursuant to 28 U.S.C. § 1930, (b) the unpaid fees and expenses of professionals incurred by the Borrower and any statutory committees appointed in the Case disclosed to the Administrative Agent prior to the occurrence of a Default or an Event of Default and allowed by an order of the Bankruptcy Court, whether paid prior to or after the occurrence of a Default or an Event of Default, and (c) payment of any unpaid fees and expenses of professionals incurred by the Borrower and any statutory committees appointed in the Case and disclosed to the Administrative Agent after the occurrence of a Default or an Event of Default and allowed by an order of the Bankruptcy Court not to exceed $5,000,000 in the aggregate, in each case exclusive of any retainers received by such professionals in connection with the Case (it being understood and agreed that the Carve-Out shall not constitute in any manner a carve-out with respect to the security interests of the Administrative Agent and the Secured Parties in the Collateral granted pursuant to the Loan Documents).

“Case” shall mean the bankruptcy case commenced by the voluntary petition for relief under Chapter 11 of the Bankruptcy Code filed by the Borrower in the Bankruptcy Court on September 14, 2003, and assigned Case No. 03-12872(CGC).

“Cash Equivalents” shall mean (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender and certificates of deposit with maturities of one year or less from the date of acquisition and overnight bank deposits of any other commercial bank having capital and surplus in excess of $500,000,000, (c) commercial paper of any issuer rated at least A-2 by Standard & Poor’s or P-2 by Moody’s, (d) additional money market investments with maturities of one year or less from the date of acquisition rated at least A1 or AA by Standard & Poor’s or P-1 or Aa by Moody’s and (e) tax-exempt debt obligations of any State of the United States or of any county or other municipal government subdivision of any State of the United States with maturities of one year or less from the date of acquisition rated at the highest investment grade rating by Standard & Poor’s or by Moody’s, or publicly traded or open-end bond funds that invest exclusively in such tax-exempt debt obligations.

“Change of Control” shall mean the occurrence of any of the following:

(a)           except in connection with the issuance of any Capital Stock pursuant to a Permitted Reorganization Plan, any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 40% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Borrower or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors;

(b)           except in connection with a Permitted Reorganization Plan, a majority of the persons who comprised the Board of Directors of the Borrower on the Original Signing Date shall be replaced, unless such replacement shall have been approved by at least two-thirds of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors on the Original Signing Date or whose election as a member of such Board of Directors was previously so approved; or

(c)           the Borrower shall be liquidated or dissolved.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 shall be satisfied or waived by the Required Lenders.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning ascribed thereto in the Collateral Documents.

“Collateral Agent” shall mean CSFB as collateral agent under the Bond Collateral Agreement.

“Collateral Documents” shall mean a collective reference to the First Mortgage Bonds, the Bond Collateral Agreement, the Supplemental Indentures and such other documents executed and delivered in connection with the attachment and perfection of the Collateral Agent’s security interest and liens arising thereunder, including, without limitation, UCC financing statements filed in connection therewith.

“Commitment” shall mean, as to any Lender, the obligation of such Lender to make a Loan to the Borrower in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I.  As of the Original Closing Date, the aggregate amount of the Commitments was $390,000,000.

“Commitment Percentage” shall mean, as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Original Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower and/or any Subsidiary within the meaning of Section

4001(a)(14) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” shall have the meaning ascribed thereto in Section 5.2(b).

“Consolidated EBITDAR” shall mean, with reference to any period, Consolidated Net Income (provided, however, that Consolidated Net Income shall not include the amount of insurance proceeds received in reimbursement of attorney and other professional fees incurred in respect of securities litigation involving the Borrower and its Subsidiaries (including the Excluded Subsidiaries)) plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued net of tax refunds received during such period or expected to be received within 60 days thereafter, (c) depreciation, (d) amortization and other non-cash charges, (e) extraordinary losses (as determined in accordance with GAAP) incurred other than in the ordinary course of business and (f) fees, expenses and non-recurring restructuring charges related to the Case and this Agreement in an aggregate amount not to exceed $40,000,000, minus, to the extent included in Consolidated Net Income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis for such period (unless otherwise stated).

“Consolidated Group” shall mean the Borrower and its Consolidated Subsidiaries.

“Consolidated Interest Expense” shall mean, with reference to any period, the interest expense of the Consolidated Group calculated on a consolidated basis for such period.

“Consolidated Net Income” shall mean, with reference to any period, the net income (or loss) of the Consolidated Group calculated on a consolidated basis for such period.

“Consolidated Recourse Interest Expense” shall mean, for any period, the aggregate amount of interest expense of the Consolidated Group in respect of Debt for Borrowed Money minus, to the extent included therein, (a) the aggregate amount of interest accrued on Non-Recourse Debt, (b) non-cash charges, determined on a consolidated basis in accordance with GAAP and (c) payments made in the form of dividends under existing mandatorily redeemable preference securities of any trust which is a Subsidiary (or under any refinancing thereof on substantially similar terms).

“Consolidated Subsidiary” shall mean, at any time, any Subsidiary or other Person the accounts of which are consolidated with the Borrower in its consolidated financial statements as of such time; provided that in any event, other than in connection with the determination of Consolidated EBITDAR, the term “Consolidated Subsidiary”  shall not include any Excluded Subsidiary.

“Contractual Obligation” shall mean as to the Borrower or any Subsidiary, any provision of any security issued by the Borrower or any Subsidiary or of any agreement, instrument or other undertaking to which the Borrower or any Subsidiary is a party or by which it or any of its property is bound.

“Cornernorth” shall mean, collectively, Cornernorth, LLC and its Subsidiaries.

“CSFB” shall mean Credit Suisse First Boston.

“Debt for Borrowed Money” shall mean, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Financing Lease obligations of such Person, and (d) all obligations of such Person under synthetic leases, tax retention operating leases, off-balance sheet loans or other off-balance sheet financing products that, for tax purposes, are considered indebtedness for borrowed money of the lessee but are classified as operating leases under GAAP.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such in Schedule I (or the office of an Assignee designated pursuant to an Assignment and Assumption Agreement), and thereafter, such other office of such Lender, if any, which shall be making or maintaining Alternate Base Rate Loans as may be designated from time to time by notice from such Lender to the Borrower and the Administrative Agent.

“Emergence Time” shall mean the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a Permitted Reorganization Plan that is confirmed pursuant to a final, non-appealable order entered by the Bankruptcy Court, but in no event shall such date be later than the effective date of such Permitted Reorganization Plan.

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, permits, licenses, registrations or authorizations or requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the health and safety of humans and other living organisms as it relates to exposures to Materials of Environmental Concern, protection of natural resources or the environment, including the manufacture, distribution in commerce, and use of, or Release to the environment of, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“Equity Issuance” shall mean the issuance of any Capital Stock by the Borrower other than (i) Capital Stock issued in the ordinary course of business in connection with director or employee stock purchase plans and arrangements and other director or employee compensation arrangements and (ii) Capital Stock issued in the ordinary course of business under any dividend reinvestment and stock purchase plan maintained by the Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Base Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m.

(London time) on the date which is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m.  (London time) on the date which is two Business Days prior to the beginning of such Interest Period.  Each determination by the Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Office” shall mean, initially, the office of each Lender designated as such in Schedule I (or the office of an Assignee designated pursuant to an Assignment and Assumption Agreement), and thereafter, such other office of such Lender, if any, which shall be making or maintaining Eurodollar Loans as may be designated from time to time by notice from such Lender to the Borrower and the Administrative Agent.

“Eurodollar Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurodollar Reserve Requirements

“Eurodollar Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Tranche” shall mean all Loans which consist of Eurodollar Loans incurred on the Original Closing Date (or which result from continuations or conversions on a given date after the Original Closing Date) and have the same Interest Period.

“Event of Default” shall mean any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Subsidiaries” shall mean, collectively, Blue Dot, Cornernorth, Expanets and Clark Fork and Blackfoot, LLC.

“Expanets” shall mean, collectively, Expanets, Inc., a Delaware corporation and an indirect subsidiary of the Borrower, and its Subsidiaries.

“Facility” shall mean the credit facility provided to the Borrower on the terms and conditions set forth in this Agreement.

“Federal Funds Rate” shall mean for any particular date, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Final Order” shall mean an order of the Bankruptcy Court in the Case, entered in any event not later than December 11, 2003, acceptable in all respects to the Administrative Agent and the Lenders on an application or motion by the Borrower, such motion to be satisfactory in form and substance to the Lenders, which order shall have been entered on such notice to such parties as shall be satisfactory to the Administrative Agent and the Lenders, approving the Facility on a final basis and confirming the granting of the Liens described in Section 2.19 and the other Loan Documents, and which order has not been stayed, reversed, modified, vacated or overturned.

“Financial Contract” of a Person shall mean (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any Rate Management Transaction.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Financing Lease Obligations” of any Person shall mean the aggregate amount of the obligations of such Person under Financing Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“First Mortgage Approvals” shall have the meaning ascribed thereto in Section 3.4.

“First Mortgage Bonds” shall mean the first mortgage bonds issued, pursuant to the Indentures, to and registered in the name of the Collateral Agent.

“Foreign Subsidiaries” shall mean, collectively, Risk Partners Assurance, Ltd., a Bermuda company, and Canadian-Montana Pipe Line Corporation, a Canadian company.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time consistent with those utilized in preparing the audited financial statements referred to in Section 3.1; provided that, after the Emergence Time, in the event that any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) results in a change in the calculation of any of the financial covenants hereunder, the Required Lenders and the Borrower will in good faith enter into negotiations in order to reevaluate such financial covenants in light of such change; and provided, further, that this provision shall not operate as a waiver of any right, remedy, power or privilege available to any Lender under any provision of any Loan Document or pursuant to any applicable law.

“Governmental Authority” shall mean any national government (United States or foreign), any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any agency, authority, instrumentality, or regulatory body of any thereof.

“Granting Lender” shall have the meaning ascribed thereto in Section 9.6(f).

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person (including, without limitation, any reimbursement, counter-indemnity or similar obligation), guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other similar obligation (the “primary obligation”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, liquidity or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person as of any date of determination shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Indebtedness” of any Person at any date shall mean, without duplication, (a) Debt for Borrowed Money of such Person, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (c) all outstanding reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) liabilities arising under Rate Management Transactions (other than interest rate caps) of such Person and (f) all Guarantee Obligations of such Person.

“Indentures” shall mean collectively the Montana First Mortgage Indenture and the South Dakota First Mortgage Indenture.

“Insolvency” shall mean with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall have the meaning set ascribed thereto in Section 3.10.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” with respect to any Eurodollar Loan shall mean:

(a)           initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Interest Rate Conversion given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (and, with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension) unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           no Interest Period shall be selected which would extend beyond the Maturity Date;

(iii)          any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interim Order” shall have the meaning set forth in Section 4.1(b).

“Investment” shall have the meaning ascribed thereto in Section 6.8.

“ISO” shall mean any “Independent System Operator” or similar entity approved by FERC to manage transmission systems owned by the Borrower.

“Lender” shall have the meaning ascribed thereto in the heading hereto.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, other than any such filing in connection with any true lease or operating lease).

“Loan Documents” shall mean collectively, this Agreement, the Collateral Documents, the Notes and each other agreement, instrument or certificate issued, executed and delivered to the Administrative Agent, the Collateral Agent, or the Lenders hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, restated, supplemented, extended, renewed or replaced from time to time), and “Loan Document” means any one of them.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Mandatory Redeemable Stock” shall mean, with respect to any Person, any share of such Person’s Capital Stock, to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon such Person or any of its assets, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any other Person or (iii) upon the occurrence of a condition not solely within the control of such Person such as a redemption required to be made utilizing future earnings, or (b) convertible into Capital Stock which has the features set forth in clause (a).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Consolidated Subsidiaries (taken as a whole), (b) the validity or enforceability of this Agreement, any of the Notes, any of the First Mortgage Bonds, any of the other Loan Documents or either Indenture, or the rights or remedies of the Administrative Agent, the Collateral Agent, or the Lenders hereunder or thereunder (or the trustee under an Indenture), (c) the property (taken as a whole) subject to the Lien of an Indenture, or (d) the perfection, priority or enforceability of the Lien of the Montana First Mortgage Indenture, the South Dakota Indenture or any other Collateral Document.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any other pollutant, contaminant, hazardous substance, hazardous waste, special waste, toxic substance, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean December 1, 2006.

“Montana First Mortgage Indenture” shall mean the Mortgage and Deed of Trust dated October 1, 1945 from the Borrower (as successor to Montana Power) to the trustee named therein, as supplemented and amended to the date hereof.

“Montana Power” shall mean The Montana Power, L.L.C., a Montana limited liability company, acquired by the Borrower on February 15, 2002.

“Montana Utility Business” shall mean the regulated electric and natural gas transmission and distribution assets and businesses owned and operated by the Borrower in the State of Montana or otherwise subject to the Lien of the Montana First Mortgage Indenture.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Reduction Event, an amount equal to the cash proceeds received by the Borrower from or in respect of such Reduction Event (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received), less (a) any investment banking and underwriting fees and any other fees and expenses reasonably incurred by such Person in respect of such Reduction Event, and (b) if such Reduction Event is a disposition of assets, (i) the amount of any Debt for Borrowed Money secured by a Lien on any asset disposed of in such Reduction Event to the extent such Lien is senior to the Lien of the applicable Indenture and discharged from the proceeds thereof and (ii) any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting officer of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Reduction Event; provided that the term Net Cash Proceeds shall not include any cash proceeds to the extent such cash proceeds are (and remain) subject to the Lien of an Indenture or a Lien granted under the Orders.

“Net Worth” shall mean, as of any time of determination, the sum of shareholders’ equity and preferred stock (including mandatorily redeemable preferred stock of subsidiary trusts), preference stock and preferred securities of the Borrower and its Consolidated Subsidiaries on the last day of the fiscal quarter immediately preceding such time of determination.

“Non-Excluded Taxes” shall have the meaning ascribed thereto in Section 2.15(a).

“Non-Material Foreign Subsidiary” shall mean (a) prior to the Emergence Time, any Foreign Subsidiary and (b) from and after the Emergence Time, as at any time of determination, a Foreign Subsidiary which, in the aggregate, as at the end of the fiscal quarter immediately preceding such time of determination, shall have a net worth (calculated as the stockholder’s equity of such Foreign Subsidiary disregarding any liabilities of such Foreign Subsidiary to an Affiliate) less than 10% of the Net Worth of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, and net income less than 10% of the Consolidated Net Income for the four fiscal quarter period ending at the end of such fiscal quarter, as determined in accordance with GAAP.

“Non-Recourse Debt” shall mean any Indebtedness as to which the Borrower has no direct or indirect liability whether as primary obligor, guarantor, surety, provider of collateral security or through any other right or arrangement of any nature (including any election by the holder of such Indebtedness) providing direct or indirect assurance of payment or performance of any such obligations in whole or in part (other than direct or indirect liability which by its terms may be payable solely in Capital Stock (other than Mandatory Redeemable Stock) of the Borrower).

“NorthWestern Energy” shall mean the regulated electric and natural gas transmission and distribution assets and businesses owned and operated by the Borrower (formerly known as NorthWestern Public Service and including, without limitation, the regulated electric and natural gas transmission and distribution assets and business formerly owned and operated by Montana Power), historically reported under the headings titled “Electric” and “Natural Gas” on the SEC Reports of the Borrower filed annually with the SEC.

“Note” shall mean, as applicable, a Term Note or a QFL Note.

“Notice of Interest Rate Conversion” shall have the meaning ascribed thereto in Section 2.7.

“Obligations” shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary, as applicable, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether the Administrative Agent, for the benefit of the Lenders, is oversecured or undersecured with respect to such Loans) the Notes and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document) or otherwise.

“Orders” shall mean the Interim Order and the Final Order.

“Original Closing Date” shall mean the closing date under the Original Loan Agreement.

“Original Loan Agreement” shall have the meaning ascribed thereto in the preamble hereto.

“Original Signing Date” shall mean December 17, 2002.

“Participant” shall have the meaning ascribed thereto in Section 9.6(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Pension Plan” shall mean any single-employer plan, as defined in Section 4001(a)(15) of ERISA, which the Borrower, any Subsidiary or any Commonly Controlled Entity maintains, administers, contributes to or is required to contribute to, or under which the Borrower, any Subsidiary or any Commonly Controlled Entity has any liability.

“Permitted Financial Contracts” shall mean Financial Contracts consisting of contracts to purchase or sell natural gas or electricity entered into by the Borrower in the ordinary course of business consistent with past practice and not for speculative purposes.

“Permitted Liens” shall mean, collectively, the following:

(a)           Liens for taxes, assessments, governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Consolidated Subsidiaries, as the case may be, in conformity with GAAP;

(b)           Landlord liens for rent not yet due and payable and statutory Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar nonconsensual Liens imposed by law arising in the ordinary course of business securing obligations which, after the Emergence Time, are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations;

(d)           letters of credit or deposits securing liability to insurance carriers under insurance or self- insurance arrangements, and letters of credit or deposits to secure true operating leases in the ordinary course;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

(f)            any attachment or judgment Lien not constituting an Event of Default under Section 7.1(h);

(g)           Liens solely on assets of a Subsidiary incurring Indebtedness, which Liens secure such Indebtedness;

(h)           the Lien of each Indenture, as such Indenture may be amended or supplemented from time to time in accordance with the terms hereof, securing first mortgage bonds permitted to be outstanding pursuant to clause (b) of Section 6.10;

(i)            Liens on accounts receivables or inventory of the Borrower and its Subsidiaries (provided such assets are not subject to the Lien of either Indenture) securing Indebtedness permitted to be outstanding pursuant to clause (j) of Section 6.10;

(j)            Liens on assets of the Borrower not subject to the Lien of either Indenture securing Indebtedness permitted to be outstanding pursuant to clause (k) of Section 6.10;

(k)           any Lien vested in any licensor or permitter for obligations or acts to be performed, the performance of which obligations or acts is required under licenses or permits, so long as the performance of such obligations or acts is not delinquent or is being contested in good faith and by appropriate proceedings;

(l)            any controls, restrictions, obligations, duties or other burdens imposed by any federal, state, municipal or other law, or by any rule, regulation or order of any Governmental Authority, upon any property of the Borrower or the operation or use thereof or upon the Borrower with respect to any of its property or the operation or use thereof or with respect to any franchise, grant, license, permit or public purpose requirement, or any rights reserved to or otherwise vested in any Governmental Authority to impose any such controls, restrictions, obligations, duties or other burdens;

(m)          any right which any Governmental Authority may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Borrower upon payment of cash or reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower;

(n)           party-wall agreements and agreements, in each case existing on the date hereof, for and obligations relating to the joint or common use of property owned solely by the Borrower or owned by the Borrower in common or jointly with one or more parties;

(o)           Liens existing on the date hereof securing Indebtedness incurred by a Person, other than the Borrower which Indebtedness has been neither assumed nor guaranteed by the Borrower nor on which it customarily pays interest, existing on property which the Borrower owns jointly or in common with such Person or such Person and others, if there is a bar against partition of such property which would preclude the sale of such property by such other Person or the holder of such Lien without the consent of the Borrower;

(p)           cash or cash equivalent collateral in an aggregate amount not to exceed $40,000,000 at any time securing reimbursement and other obligations of the type permitted under clause (g) of Section 6.10 (and related fee and expense indemnity obligations);

(q)           prior to the Emergence Time, Liens securing Indebtedness under the Bank One Credit Agreement in an aggregate principal amount not to exceed $100,000,000, together with all interest, fees and other amounts due with respect thereto pursuant to the Bank One Credit Documents (as modified and amended to the extent permitted under this Agreement);

(r)            adequate protection Liens approved by the Bankruptcy Court and not inconsistent with the Orders on any asset of the Borrower which replaces an asset that was, on the Petition Date, subject to a valid, enforceable, perfected, and nonavoidable Lien, provided such Lien is in favor of the Person holding such pre-petition Lien, is of the same priority as the Lien being replaced and secures a claim in an amount not exceeding the claim secured by such pre-petition Lien;

(s)           Liens in favor of the Collateral Agent and the other Secured Parties securing the Obligations;

(t)            Liens existing on the date hereof securing Debt for Borrowed Money as set forth in Schedule 6.4 hereto;

(u)           Liens securing purchase money Indebtedness or Financing Lease Obligations permitted by Section 6.10; and

(v)           other Liens not securing Indebtedness existing on the date hereof.

“Permitted Pre-Petition Payments” shall mean Pre-Petition Payments by the Borrower on account of pre-petition claims against the Borrower with respect to critical vendors, employee wages and benefits, taxes and payment of regularly scheduled principal, interest and other recoverable costs and expenses on the senior secured Indebtedness of the Borrower set forth on Schedule P, such payments to be approved by the Administrative Agent or the Bankruptcy Court, and any other Pre-Petition Payments authorized by the Orders.

“Permitted Reorganization Plan” shall mean a Reorganization Plan that either (a) provides for the conversion of all or substantially all of the senior unsecured and subordinated Indebtedness of the Borrower and its Subsidiaries to equity and does not provide for any other Change of Control or for a liquidation of the Borrower, or (b) is otherwise reasonably acceptable to the Administrative Agent and the Required Lenders (provided that the approval of the Administrative Agent and the Required Lenders shall not be unreasonably withheld), and, in the case of both clauses (a) and (b), such Reorganization Plan does not alter, amend or modify in any way the terms of this Agreement.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, ISO or other entity of whatever nature.

“Petition Date” shall have the meaning ascribed thereto in the preamble hereto.

“Plan” shall mean at a particular time, any employee benefit plan which is defined in Section 3(2) of ERISA and in respect of which the Borrower or any Subsidiary is, an “employer” as defined in Section 3(5) of ERISA.

“Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness or trade payable or other pre-petition claims against the Borrower.

“Properties” shall have the meaning ascribed thereto in Section 3.17(a).

“QFL Note” shall have the meaning ascribed thereto in Section 2.15(c).

“Qualified Foreign Lender” shall have the meaning ascribed thereto in Section 2.15(c).

“Rate Management Obligations” of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions, and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (other than Excluded Subsidiaries) which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Reduction Event” shall mean any Asset Disposition or Equity Issuance; provided that in any event the term “Reduction Event” shall not include any Asset Disposition or Equity Issuance effected in connection with a Permitted Reorganization Plan.

“Register” shall have the meaning ascribed thereto in Section 9.6(d).

“Regulation D, T, U or X” shall mean Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as in effect from time to time, or any successor regulation.

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reorganization Plan” shall mean a Chapter 11 plan of reorganization in the Case.

“Replaced Note” shall have the meaning ascribed thereto in Section 2.15(c).

“Replacement Lender” shall have the meaning ascribed thereto in Section 2.18.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA other than those events for which the notice requirement has been waived under applicable regulations.

“Required Lenders” shall mean, at any time, Lenders having Loans representing 51% or more of the aggregate of all Loans outstanding at such time.

“Requirement of Law” as to any Person shall mean the articles of organization and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, without limitation, the Public Utility Holding Company Act of 1935, as amended, any of the foregoing relating to employee health and safety or public utilities and any Environmental Law), in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to a Person, the chairman of the board of directors, the chief executive officer, the chief restructuring officer or the president of such Person or, with respect to financial matters, the chief financial officer, the treasurer or the chief accountant of such Person, or any other officer of such Person designated as a Responsible Officer by any of the foregoing.

“Restricted Payment” shall have the meaning ascribed thereto in Section 6.9.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall mean the reports filed by the Borrower with the SEC on Form 10-K, Form 10-Q or Form 8-K or any successor Form.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent and the Lenders.

“Single Employer Plan” shall mean a Plan maintained by the Borrower or any Commonly Controlled Entity for employees of the Borrower or any Commonly Controlled Entity.

“South Dakota First Mortgage Indenture” shall mean the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 between the Borrower and The Chase Manhattan Bank, as trustee, as supplemented and amended to the date hereof.

“South Dakota Utility Business” shall mean the regulated electric and natural gas transmission and distribution assets and businesses owned and operated by the Borrower in the States of South Dakota and Nebraska or otherwise subject to the Lien of the South Dakota First Mortgage Indenture.

“SPC” shall have the meaning ascribed thereto in Section 9.6(f).

“Special Purpose Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower, formed solely for the purpose of acquiring and owning certain assets and issuing Indebtedness which is secured solely by such assets (or the assets of one or more other Special Purpose Subsidiaries) and as to which the Borrower and each other Subsidiary (other than any Special Purpose Subsidiary) has no Guarantee Obligation or other liability or obligation to contribute additional equity or for which the Borrower or any other Subsidiary (other than a Special Purpose Subsidiary) has general partner liability or other derivative liability by operation of law or contract.  The term “Special Purpose Subsidiary” shall also include any Subsidiary whose assets consist solely of equity interests in another Special Purpose Subsidiary and, other than having general partner liability, otherwise meets the requirements of the preceding sentence.

“Standard & Poor’s” shall mean Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” shall mean, as to any Person, a corporation, company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the occurrence of a contingency) to elect a majority of the board of directors or other managers of such corporation, company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise expressly stated herein all references to any Subsidiary are to direct or indirect subsidiaries of the Borrower; provided that in no event, other than in connection with the determination of Consolidated EBITDAR, shall any Excluded Subsidiary or any Non-Material Foreign Subsidiary be deemed a Subsidiary of the Borrower.

“Superpriority Claim” shall mean a claim against the Borrower in the Case which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Supplemental Indentures” shall mean collectively the supplemental indentures to the Indentures pursuant to which, among other things, the First Mortgage Bonds are issued.  The Supplemental Indentures are sometimes called, as applicable, the Montana Supplemental Indenture and the South Dakota Supplemental Indenture herein.

“Term Note” shall have the meaning ascribed thereto in Section 9.6(h).

“Transactions” shall mean, collectively, (a) borrowings hereunder, (b) the authorization, issuance and delivery of the First Mortgage Bonds to the Collateral Agent, (c) the granting of security interests pursuant to the Collateral Documents and (d) any other transactions related or entered into in connection with any of the foregoing or otherwise in connection with any of the Loan Documents.

“Transferee” shall have the meaning ascribed thereto in Section 9.6(g).

“Type” shall mean as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan, as the context may require.

“Unfunded Liabilities” shall mean the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan using PBGC actuarial assumptions for single employer plan terminations.

“Utility Business” shall mean the utility business and operations of the Borrower conducted through NorthWestern Energy.

“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary 100% of whose Capital Stock is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries (other than qualifying directors’ shares).

1.2           Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have their respective defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein, in the Notes and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower or any Subsidiary not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “or” shall not be exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(f)            Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1           Commitments and Loans.  This Agreement shall become effective on the Closing Date and shall operate as an assumption of, and to amend, restate and modify, but not extinguish, the Original Loan Agreement.  The Commitments of the Lenders as of the Closing Date are set forth in full on Schedule I hereto. The Loans (i) at the option of the Borrower may be maintained as, or converted into, Alternate Base Rate Loans or Eurodollar Loans in accordance with the provisions hereof and (ii) shall be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed.

2.2           Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)           The Administrative Agent shall maintain the Register pursuant to Section 9.6(d) and a subaccount therein for each Lender, in which shall be recorded (i) the amount of the Loan made by each Lender through the Administrative Agent hereunder, the type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 9.6(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amount of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans actually made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.3           [Intentionally Omitted]

2.4           [Intentionally Omitted].

2.5           Repayment of Loans.  On the last Business Day of each March, June, September and December prior to the Maturity Date, the Borrower shall make quarterly principal payments on the Loans, each quarterly payment in an amount equal to one quarter of one percent (0.25%) of the original aggregate principal amount of the Loans.  The Borrower shall repay the then outstanding aggregate principal amount of the Loans on the Maturity Date, together with accrued and unpaid interest thereon as provided herein.  Any prepayments of the Loans pursuant to Section 2.6 shall be applied in inverse chronological order to the principal amounts due pursuant to this Section.

2.6           Optional and Mandatory Prepayments.  (a)  Optional Prepayment.  The Borrower may, upon written notice delivered to the Administrative Agent at least 10 days (but not more than 30 days) prior to the proposed date of prepayment (which notice shall state the date of such proposed prepayment, the aggregate principal amount of the Loans to be prepaid and the prepayment price thereof), prepay the outstanding principal amounts of all of the Loans in whole (but not in part), together with accrued interest to the date of such prepayment on the principal amount prepaid and any Applicable Prepayment Premium.  Except as provided in this Section 2.6(a), the Borrower shall not have the right to optionally prepay the Loans.

(b)           [Intentionally Omitted]

(c)           Mandatory Offer of Prepayment.  If the Borrower or any of its Subsidiaries shall at any time, or from time to time, after the Closing Date receive Net Cash Proceeds in respect of any Reduction Event which, individually or in the aggregate for all prior Reduction Events not the subject of a mandatory offer of prepayment, exceeds $10,000,000, then, on the first Business Day immediately succeeding the date of such receipt, such Net Cash Proceeds shall be applied to the prepayment of any Loans then outstanding to the extent and in the manner as provided below in this Section 2.6(c).  At least 10 days (but not more than 30 days) prior to any proposed Reduction Event, the Borrower shall give written notice to the Administrative Agent stating the date of the proposed Reduction Event together with a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the Net Cash Proceeds therefrom and shall offer to prepay the outstanding principal amounts of the Loans comprising part of the same borrowing in an amount equal to, in the case of an Asset Disposition, 100% of the Net Cash Proceeds therefrom or, in the case of an Equity Issuance, 50% of the Net Cash Proceeds therefrom, as applicable, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that no

Lender shall be obligated to accept such offer.  Any Lender may in its discretion accept such offer by written notice to the Administrative Agent (which notice shall also state the maximum principal amount of prepayment such Lender is willing to accept).  To the extent one or more Lenders accepts any such offer and one or more Lenders rejects such offer, the amounts that would have been allocable to the rejecting Lenders may (if and to the extent accepted by the accepting Lenders) be paid to accepting Lenders in accordance with their Commitment Percentages.  Any Lender that shall have failed to respond to an offer described in this Section 2.6(c) shall be deemed to have rejected such offer.  If for any reason the proposed Reduction Event is delayed by more than 15 days, the Borrower shall resend the notice and offer provided for in this Section 2.6(c).

(d)           [Intentionally Omitted]

(e)           Additional Amounts.  Each prepayment of Loans pursuant to this Section 2.6 shall be accompanied by payment in full of all accrued interest thereon, to and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.16 and any outstanding fees and expenses due and owing with respect to the amount prepaid.

2.7           Interest Rate Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit B (a “Notice of Interest Rate Conversion”) (which notice must be received by the Administrative Agent by at least 10:00 a.m., New York City time, two Business Days prior to such election); provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election (which notice must be received by the Administrative Agent by at least 10:00 a.m., New York City time, three Business Days prior to such election).  Any such Notice of Interest Rate Conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.  All or any part of the outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default has occurred and is continuing, (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Maturity Date and (iii) such conversion shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)           Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 of the length of the next Interest Period to be applicable to such Loans; provided that (i) no Eurodollar Loan may be continued as such when any Default has occurred and is continuing and (ii) no Eurodollar Loan which is a Loan may be continued as a Eurodollar Loan after the date that is one month prior to the Maturity Date; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph, or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to Alternate Base Rate Loans on the last day of such then expiring

Interest Period.  The Administrative Agent agrees to notify the Lenders of any notice of continuation referred to herein received by the Administrative Agent.

2.8           Maximum Amounts of Eurodollar Tranches.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and shall be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  There shall not be more than five Eurodollar Tranches at any one time outstanding.

2.9           Interest Rates; Default Rate Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for the first day of such Interest Period (subject to daily adjustments, if any, required by changes in the Eurodollar Reserve Requirements) plus 5.50%.

(b)           Each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus 3.50%.

(c)           If an Event of Default has occurred and is continuing, the Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% from the date of occurrence of such Event of Default until the date such Event of Default is cured or waived (after as well as before judgment).  In addition, should any interest on such Loans or any fees or other amount (other than principal) payable hereunder not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (to the extent permitted by law in the case of interest on interest) at a rate per annum as determined pursuant to the preceding sentence which would be applicable to an Alternate Base Rate Loan, in each case, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand.

2.10         Computation of Interest.  (a)  The Alternate Base Rate interest (when calculated based upon the prime rate) shall be calculated on the basis of a 365/366 day year and all other interest shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurodollar Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent, at the request of the Borrower, shall deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.11         Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining its affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given, (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Alternate Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Alternate Base Rate Loans to Eurodollar Loans.

2.12         Pro Rata Treatment and Payments; Funding Reliance.  (a)  The borrowing by the Borrower of Loans from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.  Except as provided in Section 2.6, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans of any one Type shall (except as may be required as a result of Section 2.16) be made pro rata according to the respective outstanding principal amounts of the Loans of such Type then held by the Lenders.  All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 9.2, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension.

(b)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make available to the Administrative Agent the amount that would constitute its Commitment Percentage of such borrowing, the

Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If the Administrative Agent makes such amount available to the Borrower and if such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such borrowing.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the applicable Loan, on demand, from the Borrower.  The obligations of the Lenders hereunder are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

2.13         Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law after the Original Signing Date or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such condition shall cease to exist and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

2.14         Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Original Signing Date:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, its Notes, any Eurodollar Loan, or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower through the Administrative Agent, of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender through the Administrative Agent to the Borrower shall be in writing and accompanied by calculations in reasonable detail demonstrating the basis for such Lender’s claim and shall be considered conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Original Signing Date has or shall have the effect of reducing the rate of return on such Lender’s or the corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor accompanied by calculations in reasonable detail demonstrating the basis for such Lender’s claims, the Borrower shall pay to such Lender the additional amount or amounts as will compensate such Lender for such reduction.  This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

2.15         Taxes.  (a)  Any and all payments made by the Borrower to or for the account of the Administrative Agent or any Lender under this Agreement, the Notes or the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by a jurisdiction under the Laws of which such Lender or its applicable lending office, or the Administrative Agent, as the case may be, is organized or maintained.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, withholdings or liabilities (“Non-Excluded Taxes”) are required to be deducted or withheld from or in respect of any amounts payable to the Administrative Agent or any Lender hereunder or under the Notes, (i) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary, so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15), the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; provided that the Borrower shall not be required to increase any such amounts payable to any Lender if such Lender fails to comply with the applicable requirements of paragraph (b) of this Section.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  The Borrower agrees to indemnify and hold harmless each Lender and the Administrative Agent from the full amount of Non-Excluded Taxes (including, without limitation, any such taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) paid or incurred by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  The covenants in this Section shall survive the termination of this Agreement and the payment of the Notes and payment of the Obligations hereunder.

(b)           Each Lender shall:

(i)            deliver to the Borrower and the Administrative Agent (A) in the case of a Lender that is not incorporated under the laws of the United States or any state thereof, either (x) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, or successor applicable forms, as the case may be, or, (y) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S.  Federal withholding tax under Section 871(h) or Section 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto together with a certificate executed by such Lender representing that (1) such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and claiming complete exemption from U.S.  Federal withholding tax on payments of interest by the Borrower under this Agreement, the Notes and the other Loan Documents and (2) the Lender has received in replacement of any Note held by or assigned to it, a QFL Note in accordance with Section 2.15(c), and (B) in the case of any other Lender, an Internal Revenue Service Form W-9, as applicable, or successor applicable form, as the case may be;

(ii)           deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)          obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such form inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.  Such Lender shall certify (i) in the case of a Form W-8BEN or W-8ECI, as applicable, that it is entitled to receive payments under this Agreement at a reduced rate of withholding, or without deduction or withholding, as the case may be, of any United States federal income taxes and (ii) in the case of a Form W-9, that it is entitled to an exemption from United States backup withholding tax.  Each Person that shall become a Lender or a Participant pursuant to Section 9.6 shall, upon the effectiveness of the related transfer, be required to provide all the applicable forms and statements required pursuant to this Section; provided that, in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lenders from which the related participation shall have been purchased.

(c)           Any Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and satisfies the requirements of Section 2.15(b)(i)(A)(y) (a “Qualified Foreign Lender”) shall, upon receipt of the written request of the Administrative Agent or the Borrower and may, upon its own written request to the Administrative Agent, exchange any Note held by or assigned to it for a qualified foreign lender note (a “QFL Note”).  A QFL Note shall be substantially in the form attached hereto as Exhibit A-2 and shall contain the following legend, “This Note is a QFL Note, and as such, ownership of the obligation represented by such QFL Note may be transferred only in accordance with Section 2.15 of the Credit Agreement.” Any QFL Note issued in replacement of any existing Note pursuant to this Section 2.15(c) shall be (1) dated the Original Closing Date, (ii) issued in the name of the entity in whose name such existing Note was issued and (iii) issued in the same principal amount as such existing Note.  Any Note replaced pursuant to this Section is sometimes referred to herein as a “Replaced Note”.

(d)           The Borrower agrees that, upon the request of, or delivery of a request to, a Qualified Foreign Lender pursuant to paragraph (c) of this Section, it shall execute and deliver a QFL Note to the Administrative Agent in replacement of the Replaced Note surrendered in connection with such request conforming to the requirements of this paragraph.  Each Qualified Foreign Lender shall surrender its Note in connection with any replacement pursuant to this Section 2.15.  Upon receipt by the Administrative Agent, in connection with any replacement, of a QFL Note and the existing Note to be replaced by such QFL Note in accordance with this paragraph, the Administrative Agent shall forward the QFL Note to the Lender which has surrendered its Note for replacement by such QFL Note and shall forward the surrendered Note to the Borrower marked “canceled”.  Once issued, QFL Notes (i) shall be deemed to and shall be “Notes” for all purposes under the Loan Documents, (ii) may not be exchanged for Notes which are not QFL Notes, notwithstanding anything to the contrary in the Loan Documents and (iii)

shall at all times thereafter be QFL Notes, including, without limitation, following any transfer or assignment thereof.

(e)           Notwithstanding anything to the contrary in the Loan Documents, the QFL Notes are registered obligations as to both principal and interest with the Borrower and transfer of the obligations underlying such QFL Note may be effected only by surrender of the QFL Note to the Borrower and either reissuance by the Borrower of such QFL Note to the transferee or issuance by the Borrower of a new QFL Note to the transferee.  A QFL Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related obligation, and in no event is a QFL Note to be considered a bearer instrument or obligation.  This Section 2.15 shall be construed so that the obligations underlying the QFL Notes are at all times maintained in “registered form” within the meaning of Sections 871(h)(2) and 881(c)(2) of the Code.

2.16         Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof or (d) the making of a prepayment or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto including, without limitation, in each case, any such loss or expense arising from the redeployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.  This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

2.17         Discretion of Lender as to Manner of Funding.  Notwithstanding any other provisions of this Agreement (but subject to Section 2.18), each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood that for the purposes of this Agreement all determinations hereunder shall be made assuming each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits of Dollars in the London interbank market having a maturity corresponding to each Loan’s Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

2.18         Change of Lending Office; Replacement Lender.  (a)  Each Lender agrees that if it makes any demand for payment under Section 2.14 or Section 2.15 or if any adoption or change of the type described in Section 2.13 shall occur with respect to it, such Lender will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 2.14 or Section 2.15, or would eliminate or reduce the effect of any adoption or change described in Section 2.13.

(b)           In determining the amount of any claim for reimbursement or compensation hereunder, each Lender will use reasonable methods of calculation consistent with such methods customarily employed by such Lender in similar situations.

(c)           Each Lender will notify the Borrower and the Administrative Agent of any event giving rise to a claim under Sections 2.13, 2.14, 2.15 or 2.16 promptly after the occurrence thereof, which notice shall be accompanied by a certificate of such Lender setting forth in reasonable detail the circumstances of such claim.

(d)           If any Lender, other than (in its capacity as a Lender) the Administrative Agent (an “Affected Lender”), seeks payment or indemnification from the Borrower pursuant to Section 2.14 or Section 2.15(a) (without prejudice to any amounts then due to such Lender under such Sections) that are not applicable to all Lenders, then the Borrower may designate another Lender or another bank or financial institution acceptable to the Administrative Agent to assume, in accordance with Section 9.6, all (but not less than all) the Commitments, Loans and other rights and obligations of such Affected Lender hereunder (a “Replacement Lender”), in each case, on a date mutually acceptable to the Replacement Lender, the Affected Lender, the Borrower and the Administrative Agent, without recourse upon, warranty by, or expense to, such Affected Lender or the Administrative Agent, for a purchase price equal to the outstanding principal amount of the Loans of such Affected Lender plus all interest accrued thereon and all other amounts owing to such Affected Lender hereunder, or such other purchase price as may be mutually agreed upon between the Affected Lender and the Replacement Lender, upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed a “Lender” for purposes of this Agreement and the other Loan Documents and such Affected Lender shall cease to be a “Lender” for such purposes and shall no longer have any obligations hereunder.

2.19         Ratification of Collateral Documents; Priority.  The Borrower hereby ratifies and confirms that the Collateral Agent, on behalf of the Secured Parties, has a continuing security interest in all of the collateral granted to the Collateral Agent and described in the Collateral Documents.  In addition, the Borrower hereby covenants, represents and warrants that, upon entry of the Interim Order and the Final Order (when entered), at all times after the Petition Date through the Emergence Time, the Obligations of the Borrower hereunder and under the Loan Documents, pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed administrative expense claims in the Case having priority over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code and any and all expenses and claims of the Borrower, whether heretofore or hereafter incurred, including but not limited to the kind specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1112 or 1114 of the Bankruptcy Code, subject only to the priority of the Carve-Out and the Bank One Claim.  Notwithstanding anything in any Loan Document, no portion of the Carve-Out shall be utilized for the payment of professional fees and disbursements incurred in connection with any challenge to the amount, extent, priority, validity, perfection or enforcement of the indebtedness of the Borrower owing to the Administrative Agent or the Lenders or to the Collateral.  The Administrative Agent and the Lenders agree that (a) so long as no Default or Event of Default shall have occurred, the Borrower shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and 11 U.S.C. § 331, as the same may be due and payable, and the same shall not reduce the Carve-Out and (b) the amount of any retainers received by any professionals retained in the Case shall not reduce the Carve-Out.

2.20         No Discharge; Survival of Claims.  The Borrower hereby agrees that (a) its obligations hereunder shall not be discharged by the entry of an order confirming a Reorganization Plan (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Collateral Agent and the other Secured Parties pursuant to the Orders and described in Section 2.19 and the Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Loan Documents and the Orders and described in Section 2.19 shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make or participate in extensions of credit hereunder, the Borrower hereby represents and warrants to the Administrative Agent and each Lender as of the date hereof:

3.1           Financial Condition.  (a)  The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of December 31, 2002 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended on such date, and the unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of June 30, 2003; and the related consolidated statements of income, retained earnings and cash flows for the period ending as of such date, reported on, in the case of the 2002 annual audited financial statements, by Deloitte & Touche LLP, copies of which have heretofore been furnished to the Lenders, present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the results of their operations and their retained earnings and cash flows for each of the fiscal periods then ended.  All such financial statements, including the related schedules and notes thereto relating to the audited financials, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

(b)           All balance sheets, all statements of income and shareholders equity and of cash flows and all other financial information which shall hereafter be furnished by or on behalf of or the Borrower to the Administrative Agent for the purposes of, or in connection with, this Agreement or any transaction contemplated hereby have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly (subject to normal year-end adjustment and the absence of footnotes in the case of financial statements for any fiscal quarter) the financial condition of the Borrower and its Consolidated Subsidiaries, as the case may be, as at the dates thereof and the results of their operations and their shareholders equity and cash flows for the periods then ended.

3.2           No Change.  Other than changes which customarily occur as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Case, since December 31, 2002, there has been no development or event which has had, or could reasonably be expected to have, a Material Adverse Effect.

3.3           Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability company power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and (to the extent such concept applies to such entity) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect (in the case of each of clauses (a) through (d), with respect to the Borrower, subject to the entry by the Bankruptcy Court of the Interim Order or the Final Order (when entered)).

3.4           Corporate Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Indentures and the Loan Documents and to authorize the execution, delivery and performance of the Loan Documents, and to borrow hereunder (in each case, subject to the entry by the Bankruptcy Court of the Interim Order or the Final Order (when entered)).  The Borrower has taken all necessary corporate action to authorize the borrowings on the terms and conditions set forth in this Agreement and in the Notes and to execute, deliver and perform its obligations under the Indentures and the Loan Documents (in each case, subject to the entry by the Bankruptcy Court of the Interim Order or the Final Order (when entered)).  As of the Original Closing Date, set forth on Schedule 3.4a are all consents or authorizations of, filings with, notices to or other acts by or in respect of, any Governmental Authority or any other Person required in connection with the authorization, execution, or issuance of any First Mortgage Bond, the authorization, delivery, performance or validity of any Supplemental Indenture, or the execution, delivery, performance, validity or enforceability of the Bond Collateral Agreement or any Collateral Document related thereto, and in each case any application therefor (collectively, the “First Mortgage Approvals”).  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder, or with the execution, delivery, performance, validity or enforceability of the Loan Documents other than (w) the Interim Order and the Final Order (when entered), (x) First Mortgage Approvals, (y) as set forth on Schedule 3.4b, or (z) any consents, authorizations and filings in connection with the foregoing that, if not obtained, could not reasonably be expected to have a Material Adverse Effect.  On or before the Original Closing Date, the Administrative Agent and each Lender had received complete and current copies of all consents, authorizations and filings listed on Schedule 3.4b  and complete and current copies of all First Mortgage Approvals.  No such consent, authorization or filing is or shall be conditioned upon or otherwise imposes any materially burdensome or adverse condition.  This Agreement and the Indentures have been, and each other Loan Document when executed and delivered will be, duly executed and delivered on behalf of the Borrower (in each case, subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order (when entered)).  This Agreement and the Indentures constitute, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower, in accordance with their respective terms and the Orders (in each case, subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order (when entered)), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5           No Legal Bar.  The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or Contractual Obligation of the Borrower or any Subsidiary which violation could reasonably be expected to have a Material Adverse Effect, will not accelerate or result in the acceleration of any payment obligations of the Borrower or such Subsidiary and will not result in, or require, the creation or imposition of any Lien on any of the respective properties or revenues of the Borrower or any such Subsidiary pursuant to any such Requirement of Law or Contractual Obligation (other than Liens pursuant to the Indentures or the Collateral Documents) (in each case, with respect to the Borrower, subject to the entry by the Bankruptcy Court of the Interim Order or the Final Order).

3.6           No Material Litigation.  Other than the Case and except as disclosed in the Borrower’s public filings filed with the SEC prior to the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower, any of its Subsidiaries, any Excluded Subsidiary or any Foreign Subsidiary or against any of the respective properties or revenues of the Borrower, any of its Subsidiaries, any Excluded Subsidiary or any Foreign Subsidiary which could reasonably be expected to have a Material Adverse Effect.

3.7           No Default.  From and after the Closing Date after giving effect to the waivers contained in this Agreement, no Default or Event of Default has occurred and is continuing.

3.8           Ownership of Property; Liens.  Except as set forth in Schedule 3.8, each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property.  None of such property is subject to any Lien other than Permitted Liens.

3.9           [Intentionally Omitted].

3.10         Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how, processes, logos and insignia necessary for the conduct of its business as currently conducted except for those which the failure to own or license could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”).  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property which could reasonably be expected to have a Material Adverse Effect, nor does the Borrower or any Consolidated Subsidiary know of any valid basis for any such claim.  The use of such Intellectual Property by the Borrower or any Subsidiary does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.11         No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of the Borrower, any Subsidiary or any Excluded Subsidiary could reasonably be expected to have a Material Adverse Effect after the Emergence Time.

3.12         Taxes.  Except as set forth in Schedule 3.12, each of the Borrower and the Subsidiaries has filed or caused to be filed all federal, state and other material tax returns which are required to be filed and has paid all taxes (including interest and penalties) shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or other charge the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be, or, with respect to the Borrower prior to the Emergence Time, except to the extent non-payment is permitted by the Bankruptcy Code); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.13         Margin Stock.  (a)  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any extension of credit hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, except in compliance with applicable law and regulations.

(b)           Following application of the proceeds of each extension of credit hereunder, not more than 25% of the value of the consolidated assets of the Borrower and its Consolidated Subsidiaries that are subject to the provisions of Section 6.3 will be comprised of margin stock.

3.14         ERISA.  Except as disclosed in Schedule 3.14, neither the Borrower nor any Subsidiary maintains, contributes to or has material obligations with respect to, any welfare plan (as defined in Section(3)(1) of ERISA) which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits.  Each Plan has complied and is in compliance in all respects with the applicable provisions of ERISA and the Code except where failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each Subsidiary have not breached any of the responsibilities, obligations or duties imposed on it by ERISA, the Code, or regulations promulgated thereunder with respect to any Plan, which breach could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary nor any fiduciary of any Plan who is an officer or an employee of the Borrower or any Subsidiary has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code with respect to a Plan which could reasonably be expected to have a Material Adverse Effect.  With respect to any employee benefit plan (as defined in Section 3(3) of ERISA) currently or formerly maintained or contributed to by any Commonly Controlled Entity, no liability exists and no event has occurred which could subject the Borrower or any Subsidiary to any liability which could reasonably be expected to have a Material Adverse Effect, except as disclosed in Schedule 3.14.  Except as disclosed in Schedule 3.14, none of the Borrower or any Subsidiary has any liability, direct or indirect, contingent (including, without limitation, any such liability in connection with a Multiemployer Plan) or otherwise, under Title IV of ERISA or under Section 412 of the Code which could reasonably be expected to have a Material Adverse Effect.

3.15         Holding Company; Investment Company Act; Other Regulations.  The Borrower is not (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (b) except as described on Schedule 3.15, subject to regulation under any Federal or state statute, regulation, decree or order which limits its ability to incur Indebtedness or conditions such ability upon any act, approval or consent of any Governmental Authority or an ISO.  The Borrower is either (i) not a “holding company”, a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) exempt from registration as a holding company under the Public Utility Holding Company Act of 1935, as amended, by reason of filing an application on Form U-1 in good faith seeking an order of exemption pursuant to Section 3(a)(3) of that Act, and the Borrower has not received notice from the SEC challenging or otherwise calling into question such exemption.

3.16         Purpose of Loans.  The proceeds of Loans have been used solely for general corporate purposes of the Borrower, its Subsidiaries, the Excluded Subsidiaries and the Foreign Subsidiaries as permitted hereunder (in compliance with all applicable legal and regulatory requirements), including, without limitation, the refinancing of certain Indebtedness.

3.17         Environmental Matters.  Except as set forth on Schedule 3.17 or as disclosed in the Borrower’s public filings filed with the SEC prior to the date hereof,

(a)           The facilities and properties owned, leased or operated by the Borrower, its Subsidiaries, any Excluded Subsidiary or any Foreign Subsidiary (the “Properties”) and all operations at the Properties are in, and have been in, compliance in all material respects with all applicable Environmental Laws, and there is no contamination in, at, under, from or about the Properties or violation of any Environmental Law or other circumstance or condition, with respect to the Properties or the business operated by the Borrower, its Subsidiaries, any Excluded Subsidiary or any Foreign Subsidiary, or, to the Borrower’s knowledge, any predecessor of any of them (the “Business”) which in either case could reasonably be expected to result in any claims, liability, investigation or cost pursuant to any Environmental Law and to have a Material Adverse Effect.

(b)           None of the Borrower, any Subsidiary, any Excluded Subsidiary, or any Foreign Subsidiary, or, to the Borrower’s knowledge, any predecessor of any of them, has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business which remains unresolved or outstanding, nor do the Borrower or any such Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened, in each case which could reasonably be expected to have a Material Adverse Effect.

(c)           There has been no Release or threat of Release of Materials of Environmental Concern at or from any of the Properties, or arising from or related to the operations of the Borrower, any Subsidiary, any Excluded Subsidiary, or any Foreign Subsidiary, or any predecessor of any of them, in connection with any of the Properties or otherwise in connection with the Business that could reasonably be expected to have a Material Adverse Effect.

3.18         Insurance.  All policies of insurance of any kind or nature currently maintained by or issued to the Borrower or any Subsidiary, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, worker’s compensation, employee health and welfare, title, property and liability insurance, are in full force and effect in all material respects and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of similar size and character.

3.19         Accuracy and Completeness of Information.  All information, reports and other papers and data (other than projections) with respect to the Borrower, any of its Subsidiaries or any Excluded Subsidiary furnished to the Lenders by the Borrower, or on behalf of the Borrower, and all SEC Reports were, at the time furnished, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Lenders a true and accurate knowledge of the subject matter in all material respects.  All projections with respect to the Borrower or any of its Subsidiaries furnished by the Borrower, were prepared and presented in good faith by the Borrower based upon facts and assumptions that the Borrower believed to be reasonable in light of current and foreseeable conditions, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that no assurance can be given that the financial results set forth in such projections will actually be realized and the Borrower shall be under no obligation to update such projections.  No document furnished or statement made in writing to the Lenders by or on behalf of the Borrower in connection with the negotiation, preparation or execution of this Agreement and no SEC Report contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lenders.

3.20         Leaseholds, Permits, etc.  The Borrower possesses or has the right to use, all leaseholds, easements, franchises and permits and all authorizations and other rights which are material to and necessary for the conduct of the Business and its business.  All the foregoing are in full force and effect, and each of the Borrower and the Subsidiaries is in substantial compliance with the foregoing without any known conflict with the valid rights of others, except for such noncompliance with the foregoing which could not reasonably be expected to have a Material Adverse Effect and except for defaults arising solely from events customarily leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code or the commencement of the Case itself.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such leasehold, easement, franchise, license or other right, which termination or revocation, considered as a whole, could reasonably be expected to have a Material Adverse Effect, except for events customarily leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code or the commencement of the Case itself.

3.21         No Restrictive Covenants.  No Subsidiary of the Borrower is party to, or otherwise bound by, any agreement or other arrangement that prohibits such Subsidiary from making any payments, directly or indirectly, to the Borrower, by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement or arrangement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to the Borrower, other than prohibitions and restrictions permitted to exist under Section 6.12 or under the Bank One Credit Documents.

3.22         [Intentionally Omitted]

3.23         Montana First Mortgage Indenture.

(a)           The First Mortgage Bonds issued under the Montana First Mortgage Indenture, as supplemented prior to the Original Closing Date and as further supplemented by the Twenty-Third Supplemental Indenture (the “Montana Supplemental Indenture”), have been duly executed, authenticated, issued and delivered, and constitute valid and legally binding obligations of the Borrower, entitled to the security and benefits provided by the lien of such Indenture (except to the extent that enforceability of such lien may be limited by the effect of certain laws of the jurisdictions in which the physical properties covered thereby are located upon the remedies provided in such Indenture, which limitations, however, do not make the remedies afforded inadequate for the realization of the security and benefits provided by such Indenture, and except as enforceability of such lien may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights).

(b)           The Montana First Mortgage Indenture, as heretofore supplemented, constitutes a legally valid and directly enforceable first mortgage lien for the equal and proportionate security of the first mortgage bonds issued or to be issued thereunder, upon substantially all of the physical properties and franchises of the Borrower which are specifically described therein as subject to the lien thereof and which are used or useful in the conduct of the Montana Utility Business, free from all prior liens, charges or encumbrances (except to the extent that enforceability of such lien may be limited by the effect of certain laws of the jurisdictions in which the physical properties covered thereby are located upon the remedies provided in such Indenture, as heretofore supplemented, which limitations, however, do not make the remedies afforded inadequate for the realization of the security and benefits provided by such Indenture, and except as enforceability of such lien may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights or except as expressly permitted by the terms of the Montana First Mortgage Indenture) and the after-acquired property clause in such Indenture subjects to the lien thereof all after-acquired utility property of the Montana Utility Business as provided therein (except such thereof as is expressly excepted from the lien of such Indenture).

(c)           The Montana First Mortgage Indenture, as heretofore supplemented (including any necessary related financing statements), has been filed and recorded wherever and to the extent necessary to perfect the lien thereof upon the properties now owned by the Borrower and intended to be subject thereto; all fees or taxes in connection therewith have been paid and no other filing or recordation is presently necessary in order to perfect the lien of such Indenture on such properties.

(d)           No filing or recording of the Montana Supplemental Indenture is necessary to perfect the lien of the Montana First Mortgage Indenture upon the properties now owned by the Borrower and intended to be subject thereto or to extend such lien for the benefit of the First Mortgage Bonds issued thereunder; no re-recording or refiling of such Indenture or any other instruments or documents (except for periodic filings which extend the effectiveness of financing statements) is required to preserve and protect the lien of such Indenture; and under the present laws of the States in which the property intended to be subject to the lien of such Indenture is located, no further supplemental indentures or other instruments or documents are required to be executed, filed and/or recorded to extend the lien of such Indenture to after-acquired property other than as may be required by applicable real property laws.

(e)           The Borrower has good and marketable title to all properties owned by it which are subject to the Montana First Mortgage Indenture, subject only (a) to the lien of such Indenture, (b) to Excepted Encumbrances (as defined in such Indenture) which are Permitted Liens hereunder and (c) to minor exceptions and defects which do not, in the aggregate, materially interfere with the use by the Borrower of such properties for the purposes for which they are held, materially detract from the value of said properties or in any material way impair the security afforded by such Indenture.

3.24         South Dakota First Mortgage Indenture.

(a)           The First Mortgage Bonds issued under the South Dakota First Mortgage Indenture, as supplemented prior to the Original Closing Date and as further supplemented by a Supplemental Indenture creating the South Dakota First Mortgage Bonds (the “South Dakota Supplemental Indenture”), have been duly executed, authenticated, issued and delivered, and constitute valid and legally binding obligations of the Borrower, entitled to the security and benefits provided by the lien of such Indenture (except to the extent that enforceability of such lien may be limited by the effect of certain laws of the jurisdictions in which the physical properties covered thereby are located upon the remedies provided in such Indenture, which limitations, however, do not make the remedies afforded inadequate for the realization of the security and benefits provided by such Indenture, and except as enforceability of such lien may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights).

(b)           The South Dakota First Mortgage Indenture, as heretofore supplemented, constitutes a legally valid and directly enforceable first mortgage lien for the equal and proportionate security of the first mortgage bonds issued or to be issued thereunder, upon substantially all of the physical properties and franchises of the Borrower which are specifically described therein as subject to the lien thereof and which are used or useful in the conduct of the South Dakota Utility Business, free from all prior liens, charges or encumbrances (except to the extent that enforceability of such lien may be limited by the effect of certain laws of the jurisdictions in which the physical properties covered thereby are located upon the remedies provided in such Indenture, as heretofore supplemented, which limitations, however, do not make the remedies afforded inadequate for the realization of the security and benefits provided by such Indenture, and except as enforceability of such lien may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights or except as expressly permitted by the terms of the South Dakota First Mortgage Indenture) and the after-acquired property clause in such Indenture subjects to the lien thereof all after-acquired property of the South Dakota Utility Business as provided therein (except such thereof as is expressly excepted from the lien of such Indenture).

(c)           The South Dakota First Mortgage Indenture, as heretofore supplemented (including any necessary related financing statements), has been filed and recorded wherever and to the extent necessary to perfect the lien thereof upon the properties now owned by the Borrower and intended to be subject thereto; all fees or taxes in connection therewith have been paid and no other filing or recordation is presently necessary in order to perfect the lien of such Indenture on such properties.

(d)           No filing or recording of the South Dakota Supplemental Indenture is necessary to perfect the lien of the South Dakota First Mortgage Indenture upon the properties now owned by the Borrower and intended to be subject thereto or to extend such lien for the benefit of the First Mortgage Bonds to be issued thereunder; no re-recording or refiling of such Indenture or any other instruments or documents (except for periodic filings which extend the effectiveness of financing statements) is required to preserve and protect the lien of such Indenture; and under the present laws of the States in which the property intended to be subject to the lien of such indenture is located, no further supplemental indentures or other instruments or documents are required to be executed, filed and/or recorded to extend the lien of such Indenture to after-acquired property other than as may be required by applicable real property law.

(e)           The Borrower has good and marketable title to all properties owned by it which are subject to the South Dakota First Mortgage Indenture, subject only (a) to the lien of such Indenture, (b) to Permitted Liens (as defined in such Indenture) which are Permitted Liens hereunder and (c) to minor exceptions and defects which do not, in the aggregate, materially interfere with the use by the Borrower of such properties for the purposes for which they are held, materially detract from the value of said properties or in any material way impair the security afforded by such Indenture.

3.25         Subsidiaries.  Set forth on Schedule 3.25 are all of the Subsidiaries of the Borrower, which schedule correctly sets forth, as of the date hereof, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of capital stock of each Subsidiary of the Borrower has been duly and validly issued, are fully paid and non-assessable and have been issued free of any preemptive rights.  No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase or, or any agreement providing for the issuance (contingent or otherwise) of or any tails, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights.

ARTICLE 4.  CONDITIONS PRECEDENT

4.1           Conditions to Closing Date.  The occurrence of the Closing Date is subject to the satisfaction of the following conditions precedent:

(a)           Documents.  The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(i)            Executed Counterparts.  From each party hereto either (i) multiple counterparts of this Agreement, signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement);

(ii)           Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower, relating to (i) the organization, existence and good standing of the Borrower, (ii) the authorization of the execution, delivery and performance by the Borrower of this Agreement, and of the borrowings hereunder by the Borrower, and (iii) certificates as to the incumbency and signature of each individual signing this Agreement and any other agreement or document contemplated hereby on behalf of the Borrower; and and

(iii)          Other Documents.  Such other documents as the Administrative Agent or any Lender or counsel to CSFB may reasonably request.

(b)           Bankruptcy Court Approvals.           The Bankruptcy Court shall have entered an order (the “Interim Order”), in any event not later than November 15, 2003, acceptable in all respects to the Administrative Agent and the Lenders on an application or motion by the Borrower, such motion to be satisfactory in form and substance to the Lenders, which Interim Order shall have been entered on such notice to such parties as may be satisfactory to the Administrative Agent and the Lenders, approving the Facility and granting the priority described in Section 2.19 and the other Loan Documents, which Interim Order shall, among other things, (i) approve the Facility, (ii) lift the automatic stay to permit the Borrower to perform its obligations, and the Administrative Agent and the Secured Parties to exercise their rights and remedies with respect to, the Facility, and (iii) have not been reversed, vacated, modified, amended or stayed; and all motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the Facility and the approval thereof shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(c)           Closing Expenses.  The Administrative Agent shall have received reimbursement of all costs and expenses (including the fees and expenses of counsel to the Administrative Agent to the extent invoiced).

(d)           Closing Certificate.  The Administrative Agent shall have received a closing certificate of the Borrower substantially in the form of Exhibit C, dated as of the Closing Date and satisfactory in form and substance to the Administrative Agent.

(e)           Outside Closing Date.  The Closing Date shall have occurred and each of the conditions precedent set forth in this Section 4.1 shall have been satisfied on or prior to November 30, 2003.

(f)            Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (except to the extent applicable to an earlier date) shall be true and correct in all material respects on and as of such date as if made on and as of such date (both before and after giving effect to such Transactions as shall be required to occur on or prior to the Closing Date).

(g)           No Default.  After giving effect to the waivers contained in this Agreement, no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Transactions to be consummated on such date.

(h)           Schedules to this Agreement.  The Borrower shall have delivered to the Administrative Agent and the Lenders updated Schedules to this Agreement, and the Administrative Agent and the Lenders shall be reasonably satisfied in form and substance with such updated Schedules.

(i)            Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions and the other transactions contemplated by this Agreement, and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents, instruments and legal opinions in respect of any aspect or consequence of the Transactions and the other transactions contemplated hereby or thereby as it shall reasonably request.

4.2           [Intentionally Omitted]

4.3           [Intentionally Omitted].

ARTICLE 5.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that for so long as any of the Commitments remains in effect, any Note remains outstanding and unpaid or any Obligation is owing to any Lender, the Collateral Agent or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and shall cause each of its Subsidiaries to:

5.1           Financial Statements.  Furnish to each Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and the

Consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than, at any time after the Petition Date through the Emergence Time, with respect to the Case or a “going concern” or like qualification or exception), by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; provided that the submission of the Borrower’s report on Form 10-K shall satisfy the foregoing requirements;

(b)           as soon as available, but in any event not later than 45 days after the end of each quarterly period for each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, retained earnings and cash flows of the Borrower and the Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and setting forth the actual figures for the corresponding date or period in the previous year, certified by the chief financial officer, treasurer or chief accountant of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that the submission of the Borrower’s report on Form 10-Q shall satisfy the foregoing requirements; and

(c)           prior to the Emergence Time, as soon as available, but in any event not later than 20 days after the end of each fiscal month of the Borrower, the unaudited consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such month and the related unaudited consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows of the Borrower and the Subsidiaries for the period from the beginning of the applicable fiscal year of the Borrower to the end of such fiscal month, certified by the chief financial officer, treasurer or chief accountant of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments), all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2           Certificates; Other Information.  Furnish to each Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to the covenants set forth in Section 6.1, except as specified in such certificate, together with any management letter prepared by said accountants;

(b)           concurrently with the delivery of the financial statements referred to in Section 5.1(a) or (b), a compliance certificate of the chief financial officer, treasurer or chief accountant of the Borrower, in form and substance satisfactory to the Administrative Agent (the

“Compliance Certificate”), (i) showing compliance by the Borrower and the Subsidiaries with the covenants contained in Section 6.1 and (ii) setting forth the description of any Reduction Event occurring during such period and the aggregate amount of Net Cash Proceeds received during such period with respect to any Reduction Event;

(c)           within five (5) Business Days after the filing thereof, copies of all reports which the Borrower sends to any of its stockholders, and copies of all registration statements, reports on Form 10-K, Form 10-Q or Form 8-K (or, in each case, any successor form) and other material reports which the Borrower or any Subsidiary files with the SEC or any successor or analogous Governmental Authority (other than public offerings of securities under employee benefit plans or dividend reinvestment plans);

(d)           within five (5) days after either of Moody’s or Standard & Poor’s has raised or lowered its credit rating of any of the First Mortgage Bonds or the credit facility evidenced by the Loan Documents a notice to the Administrative Agent as to such effect;

(e)           concurrently with the delivery thereof or promptly after receipt thereof, a copy of all notices to the trustee or the Borrower under either Indenture;

(f)            prior to the Emergence Time, on the first Business Day of the month of January and June, a certificate of good standing for the Borrower from the appropriate governmental officer in its jurisdiction of incorporation;

(g)           as soon as possible and in any event within five Business Days of filing thereof, copies of all tax returns filed by the Borrower or any of its Subsidiaries (other than Excluded Subsidiaries) with the U.S. Internal Revenue Service;

(h)           as soon as possible and in any event within 270 days after the close of the fiscal year of the Borrower, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA;

(i)            as soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer, treasurer or chief accountant of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(j)            as soon as possible and in any event within five (5) Business Days of filing therewith with the PBGC, the U.S. Internal Revenue Service or any other governmental entity, a copy of each annual report or other filing with respect to any Plan;

(k)           as soon as possible and in any event within five (5) Business Days after receipt by the Borrower or any of its Subsidiaries, a copy of (i) any notice or claim to the effect that the Borrower or any such Subsidiary is or may be liable to any Person as a result of the release by the Borrower or any such Subsidiary, or any other Person, of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any such Subsidiary;

(l)            prior to the Emergence Time, not later than 6:00 p.m., New York City time, on each Wednesday, the unaudited weekly cash flow reports of the Borrower and its Subsidiaries on a consolidated basis and as of the end of such week, the forecast of cash receipts and disbursements for the Borrower and its Subsidiaries for the ensuing 13-week period, and the Borrower’s explanations, reasonably acceptable to the Administrative Agent, of the variances between the items set forth on such unaudited weekly cash flow reports and the prior week’s forecast for such week; and

(m)          promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

5.3           Payment and Performance of Obligations.  Perform in all respects, material to the Borrower and its Subsidiaries taken as a whole, all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements and other debt instruments to which it is party or bound, including, without limitation, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, fees or other charges imposed on it or on any of its properties by any Governmental Authority and all its other obligations of whatever nature, material to the Borrower and its Subsidiaries taken as a whole, except, in each case, (a) where the amount or validity thereof is currently being diligently contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be (and, with respect to the Borrower, except as such non-performance is permitted by the Bankruptcy Code), (b) with respect to the Borrower, the foregoing shall only apply with respect to obligations arising after the Petition Date under executory contracts assumed in the Case or entered into after the Petition Date or ordered by the Bankruptcy Court to be paid, and (c) prior to the Emergence Time, with respect to the Borrower, as such non-performance is permitted by the Bankruptcy Code.

5.4           Maintenance of Existence.  Renew and keep in full force and effect its corporate existence, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except to the extent such failure to maintain could not, in the aggregate, reasonably be expected to have a Material Adverse Effect (subject, in the case of the Borrower, to the Interim Order or the Final Order (when entered)) and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or except, with respect to the Borrower, during the period after the Petition Date through the Emergence Time, as such non-compliance is permitted by the Bankruptcy Code.

5.5           Maintenance of Property; Insurance.  Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear, and casualties, excepted), maintain with financially sound and reputable insurance companies, having a Financial Strength rating of at least A by A.M. Best Company, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Administrative Agent, upon request, full information as to the insurance carried including certified copies of policies and certificates of insurance from a recognized insurance broker reasonably acceptable to the Required Lenders.

5.6           Inspection of Property; Books and Records; Discussions.  Keep proper books of records and accounts, in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit after reasonable notice representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and each Subsidiary with officers and employees of the Borrower and such Subsidiary and with their independent certified public accountants (provided that, so long as no Default shall have occurred and be continuing, the Borrower shall be provided with the opportunity to be present during any such communication with its accountants).

5.7           Notices.  (a)  Promptly give notice to the Administrative Agent of:

(i)            the occurrence of any Default or Event of Default (which notice shall be delivered within five (5) days after the Borrower knows of any such Default or Event of Default);

(ii)           the assertion by the holder of any post-petition Indebtedness of the Borrower or Indebtedness of the Borrower assumed in the Case, in each case in excess of $250,000, that any default exists with respect thereto or that the Borrower is not in compliance therewith;

(iii)          the assertion by the holder of any Indebtedness of any Subsidiary of the Borrower in excess of $250,000 that any default exists with respect thereto or that any such Subsidiary is not in compliance therewith;

(iv)          receipt of any written notice that the Borrower or any of its Subsidiaries is subject to any investigation by any Governmental Authority with respect to any potential or alleged violation of any applicable Environmental Law or of imposition of any Lien against any property of any such Person for any liability with respect to damages arising from, or costs resulting from, any violation of any Environmental Laws;

(v)           any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, which, if not cured, could reasonably be expected to have a Material Adverse Effect (which notice shall be delivered within 10 days after the Borrower knows of any such default or event of default);

(vi)          receipt of any notice of any litigation, investigation or proceeding commenced or threatened against the Borrower (to the extent not stayed during the pendency of the Case) or any Subsidiary of the

Borrower, which (A) seeks damages in excess of $250,000, (B) seeks injunctive relief, (C) is asserted or instituted against any Plan, its fiduciaries or its assets, (D) alleges criminal misconduct by any such Person or (E) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws;

(vii)         any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral;

(viii)        commencement of any proceedings against the Borrower or any Subsidiary of the Borrower contesting any tax, fee, assessment, or other governmental charge in excess of $250,000;

(ix)           the fact that the Borrower or any Subsidiary of the Borrower has entered into a Rate Management Transaction or an amendment to a Rate Management Transaction, together with copies of all agreements evidencing such Rate Management Transaction or amendments thereto (which shall be delivered within two Business Days);

(x)            any material labor dispute to which the Borrower or any Subsidiary may become a party and which involves any group of employees, any strikes or walkouts relating to any of its plants or facilities and the expiration or termination of any labor contract to which the Borrower or such Subsidiary is a party or by which the Borrower or such Subsidiary is bound and which dispute could reasonably be expected to have a Material Adverse Effect on the operations of the Borrower or such Subsidiary (which notice shall be delivered within 10 days after the Borrower knows of any such events); or

(xi)           any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.  For the purposes of this Section 5.7(a), the Borrower shall be deemed to have knowledge when any officer of the Borrower charged with responsibility for any matter that is the subject of such notice requirement knows or should have known that such notice was required.

(b)           At least ten (10) days prior to such event, give notice to the Administrative Agent of the occurrence of any Reduction Event (i) the Net Cash Proceeds of which are (or are scheduled to be) in excess of $5,000,000 or (ii) together with any other concurrent or prior Reduction Event for which notice has not been given hereunder the aggregate Net Cash Proceeds of which are (or are scheduled to be) in excess of $10,000,000.

5.8           Environmental Laws.  (a)  Comply and cause its Subsidiaries to comply in all material respects with all applicable Environmental Laws and obtain and comply and cause its Subsidiaries to obtain and comply in all material respects with and maintain and cause its

Subsidiaries to maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

(c)           Defend, indemnify and hold harmless the Administrative Agent, the Collateral Agent and the Lenders, and their respective parents, subsidiaries, affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature (whether arising under theories of negligence, strict or absolute liability, or otherwise) known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws in each instance occurring at, or involving the operation of any facility by the Borrower or its Subsidiaries, or arising out of, or relating to the operations of the Borrower or any Subsidiary, or the Business or the Properties, applicable to the operations of the Borrower or any Subsidiary or the Business or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

5.9           ERISA.  Establish, maintain and operate and cause each of its Subsidiaries to establish, maintain and operate all Plans to comply in all material respects with the applicable provisions of ERISA, the Code, and all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.10         Use of Proceeds.  Use the proceeds of the Loans solely for the purposes set forth in Section 3.16.

5.11         Margin Stock.  Not permit the aggregate value of margin stock (as defined in Regulation U) at any time owned or held by the Borrower or any of its Subsidiaries to exceed an amount equal to 25% of the value of all consolidated assets subject at such time to any “arrangement” (as such term is used in the definition of “indirectly secured” in Section 221.2 of Regulation U).

5.12         Maintain Ownership of the Utility Business.  (a) Maintain ownership, directly (and not through any Subsidiary), of all or substantially all of the assets of the Utility Business, (b) maintain the Lien of the Montana First Mortgage Indenture on all or substantially all of the assets of the Montana Utility Business and (c) maintain the Lien of the South Dakota

First Mortgage Indenture on all or substantially all of the assets of the South Dakota Utility Business.

5.13         Bankruptcy Court.  Use commercially reasonable efforts to obtain the approval of the Bankruptcy Court of this Agreement and the other Loan Documents.  The Borrower will deliver to the Administrative Agent, the Administrative Agent’s counsel and the Lenders all material pleadings, motions and other documents filed on behalf of the Borrower or any of its Subsidiaries with the Bankruptcy Court.

5.14         Credit Ratings.  Use its best efforts to obtain a re-rating for the Facility from, at the Administrative Agent’s option, Moody’s, Standard & Poor’s and/or Fitch, Inc. prior to January 3, 2004, and in any event continue to use such best efforts until the re-rating(s) are obtained, and thereafter to maintain such re-rating(s).

5.15         Excluded Subsidiaries.  (i) Maintain, and cause to be maintained, the books and records and bank accounts of the Consolidated Group separate from the books and records and bank accounts of the Excluded Subsidiaries, and at all times present the Excluded Subsidiaries to the public as separate and distinct legal entities; (ii) maintain, and cause to be maintained, financial statements of the Excluded Subsidiaries separate from those of the Consolidated Group; (iii) cause the Excluded Subsidiaries to hold title to any assets they own in their own respective name, and deposit all of their respective funds in checking accounts, saving accounts, time deposits or certificates of deposit in their respective names or invest such funds in their respective names; (iv) cause the Excluded Subsidiaries to observe all corporate formalities under Requirements of Law necessary to maintain their identity as entities separate and distinct from the Consolidated Group; and (v) not commingle the assets of Borrower or any Consolidated Subsidiary with assets of any Excluded Subsidiary.

5.16         Bank One Credit Documents.  Promptly provide the Administrative Agent with true and complete copies of any and all documents and other information delivered to any Person pursuant to, or in connection with, the Bank One Credit Documents.

ARTICLE 6.  NEGATIVE COVENANTS

The Borrower hereby agrees that for so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any Obligation is owing to any Lender, the Collateral Agent or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not:

6.1           Financial Covenants.  (a)  Consolidated EBITDAR.  Permit Consolidated EBITDAR on the last day of any fiscal month to be less than the amount set forth below for the applicable period:

Applicable Amount	Applicable Period
$17,000,000	For the 2 fiscal month period ending October 31, 2003
$30,000,000	For the 3 fiscal month period ending November 30, 2003
$45,000,000	For the 4 fiscal month period ending December 31, 2003
$63,000,000	For the 5 fiscal month period ending January 31, 2004
$80,000,000	For the 6 fiscal month period ending February 29, 2004
$94,000,000	For the 7 fiscal month period ending March 31, 2004
$107,500,000	For the 8 fiscal month period ending April 30, 2004
$120,000,000	For the 9 fiscal month period ending May 31, 2004
$128,000,000	For the 10 fiscal month period ending June 30, 2004
$140,000,000	For the 11 fiscal month period ending July 31, 2004
$152,000,000	For the 12 fiscal month period ending each month thereafter

(b)           Capital Expenditures.  Neither the Borrower nor any Subsidiary shall expend, or be committed to expend, in excess of the amount set forth below for the applicable period for Capital Expenditures in the aggregate for the Borrower and its Subsidiaries:

Applicable Amount	Applicable Period
$82,500,000	For the period commencing on the Closing Date and continuing through the term of the Bank One Credit Agreement
$85,000,000	For each fiscal year thereafter

(c)           Interest Coverage Ratio.  From and after the date that is 91 days after the Emergence Time, permit the ratio of (i) Consolidated EBITDAR to (ii) Consolidated Recourse Interest Expense, in each case on the last day of any fiscal quarter of the Borrower for the period of four fiscal quarters then ending, to be less than an amount to be agreed upon between the Borrower, on the one hand, and the Administrative Agent and Required Lenders, on the other hand, based upon good faith negotiations and a review of the business plan of the Borrower, which Borrower shall be required to deliver to the Administrative Agent on or before January 31, 2004; provided, that, notwithstanding the foregoing, this Section 6.1(c) shall no longer be applicable if and when the Borrower obtains a rating of at least Baa3, BBB- and/or BBB- from Moody’s, Standard & Poor’s and/or Fitch, Inc., respectively (such rating agencies to be the same as determined by the Administrative Agent in its option in accordance with Section 5.14), so long as such rating(s) is(are) obtained within 180 days after the Emergence Time.

6.2           Limitation on Fundamental Changes.  Except in connection with a Permitted Reorganization Plan, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its property, business or assets or all or substantially all of the mortgaged property under an Indenture, acquire any Capital Stock of another Person, or acquire assets of another Person (other than any Subsidiary having Non-Recourse Debt, any Excluded Subsidiary or any Non-Material Foreign Subsidiary) constituting all or a material part of a business (or all or substantially all of the assets of such Person), except (a) during the pendency of the Case, any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower, (b) at any time after the Emergence Time, any Person (other than any Excluded Subsidiary) may be merged or consolidated with or into the Borrower, or (c) the Borrower may acquire assets or Capital Stock of another Person (other than any Excluded Subsidiary) constituting all or a material part of a business (or all or substantially all the assets of such Person), in each of cases (b) and (c) provided that (i) the Borrower shall be the continuing or surviving corporation, (ii) as of the consummation of, and after giving effect to, such transaction, no Default or Event of Default shall then exist, (iii) the Borrower shall not acquire, directly or indirectly, any Capital Stock or assets of an Excluded Subsidiary (except as expressly permitted pursuant to Section 6.8) nor any assets of a Subsidiary subject to a Lien securing Non-Recourse Debt, (iv) such transaction relates solely to the acquisition of domestic regulated utility businesses and assets, (v) if the Borrower shall acquire Capital Stock of another Person, such Person shall thereupon be a Subsidiary, and (vi) the aggregate principal amount of Indebtedness incurred or assumed by the Borrower and the Subsidiaries in connection with such transaction (together with the aggregate principal amount of Indebtedness of such acquired Person) shall not exceed sixty percent (60%) of the lesser of the fair value or cost of such acquired assets (and, to the extent such Indebtedness is incurred in connection with such transaction or in contemplation of such transaction, such Indebtedness shall not have a scheduled maturity, or require any principal payment, prior to six months after the Maturity Date).

6.3           Limitation on Transactions with Affiliates.  Except as described on Schedule 6.3 and except for transactions providing services (including, without limitation, group purchases of equipment or energy) at cost to any Subsidiary, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is upon fair and reasonable terms no less favorable to the Borrower than it would have obtained in a comparable arm’s-length transaction with a Person which is not an Affiliate.

6.4           Limitation on Liens.  Create, incur, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

6.5           Amendments of Organizational Documents.  Amend, modify or change its articles of incorporation or bylaws that could reasonably be expected to result in a Material Adverse Effect.

6.6           Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, assume or suffer to exist, any Guarantee Obligation except:

(a)           guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Borrower or any of its Subsidiaries;

(b)           Guarantee Obligations existing on the date hereof and described in Schedule 6.6;

(c)           Guarantee Obligations which by their terms (either mandatorily or at the unfettered option of the Borrower) are payable solely in Capital Stock (other than Mandatory Redeemable Stock) of the Borrower provided that the Borrower agrees to cause any payment under any such outstanding obligation to be made only in such Capital Stock; and

(d)           Guaranteed Obligations permitted pursuant to Section 6.10, 6.8(k)(y) or 6.8(k)(z), or issued in connection with Indebtedness permitted pursuant to Section 6.10 so long as such Guaranteed Obligations are not secured by the assets of the Borrower or any of its Subsidiaries (except to the extent that the Indebtedness being guaranteed is permitted to be secured by the assets of the Borrower or any of its Subsidiaries).

6.7           Limitation on Sale of Assets.  Other than in connection with a Permitted Reorganization Plan, convey, sell, lease, assign, transfer or otherwise dispose of, and shall not permit any Subsidiary (other than any Special Purpose Subsidiary) to convey, sell, lease, assign, transfer or otherwise dispose of any of, its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests but excluding the Capital Stock of any Special Purpose Subsidiary), whether now owned or hereafter acquired except (a) for the sale or other disposition of any property that, in the reasonable judgment of the Borrower, has become uneconomic, obsolete or worn out and, to the extent such sale or disposition is consummated prior to the Emergence Time, having a book value not exceeding $5,000,000 in the aggregate for the Borrower and its Subsidiaries since the Closing Date, and which is disposed of in the ordinary course of business (provided that, to the extent applicable, the Borrower shall have complied with Section 6.16); (b) for sales of inventory and receivables made in the ordinary course of business or in connection with an accounts receivable securitization facility; (c) that any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or, subject to Section 5.12, a Wholly-Owned Subsidiary of the Borrower and any Subsidiary of the Borrower may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a Wholly-Owned Subsidiary of the Borrower or a Subsidiary of the Borrower may merge with the Borrower (so long as the Borrower is the surviving corporation) or, subject to Section 5.12, another Subsidiary; (d) for fair market arm’s-length sales or other dispositions of (i) the Colstrip transmission system (consisting of two 500kv transmission lines extending from the Colstrip generating stations to an interconnection with Bonneville Power Administration near Townsend, Montana, together with switchyard facilities in Colstrip and Broadview, Montana, and substation facilities in Colstrip, Montana, and certain related real property interests, easements and rights of way, permits and appurtenances that permit the construction, operation and maintenance of the Colstrip transmission lines), and (ii) the assets of, or Capital Stock in, Montana Megawatts I, LLC and other entities formed for the Montana First Megawatts Project; (e) for the sale or other disposition by the Borrower or any of its Subsidiaries of other assets consummated after the Closing Date; provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) the aggregate fair market value of all such assets sold or disposed of under this clause (e) together with assets sold or disposed of under Section 6.11 shall not exceed 10% of the consolidated tangible assets of the Borrower and its Subsidiaries as of the Original Closing Date, (iii) prior to the Emergence Time, the aggregate book value of all such assets sold or disposed of under this clause (e) shall not have a book value exceeding $5,000,000 since the Closing Date, and (iv) the Borrower shall comply with Section 2.6, if applicable; (f) sales of assets described on Schedule 6.7; and (g) for sales of assets to the extent any such sale is expressly approved by an order of the Bankruptcy Court which has not been stayed, vacated or reversed; provided, that, prior to the Emergence Time,  all sales or other dispositions permitted hereby shall be made for fair value and (other than those permitted by clause (b) above and other than the sale of the Alberton Gorge property referenced on Schedule 6.7) shall be for consideration of at least 85% cash; provided, further, that sales of assets of Expanets or Blue Dot shall not be subject to the 85% cash consideration requirement if such sales are approved by an order of the Bankruptcy Court which has not been stayed, vacated or reversed.

6.8                                 Limitation on Investments, Loans and Advances.  Make, and shall not permit any Subsidiary to make, any advance, loan, extension of credit (excluding Guarantee Obligations but including any payment by a guarantor thereunder) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person (any of the foregoing, an “Investment”), except;

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 Investments of the Borrower or any Subsidiary existing on the date hereof in any Subsidiary and (other than capital contributions) described in Schedule 6.8;

(c)                                  Investments of the Borrower after the Closing Date that are acquisitions permitted pursuant to and made in accordance with Section 6.2;

(d)                                 the Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents;

(e)                                  the Borrower or any of its Subsidiaries may make travel and entertainment advances, relocation loans and payroll advances in the ordinary course of business to officers and employees of the Borrower or any such Subsidiary;

(f)                                    Investments of the Borrower or any Subsidiary existing on the date hereof and described in Schedule 6.8 including, without limitation, the receipt of any additional securities constituting payments in kind on such existing Investments;

(g)                                 Investments in obligations arising out of bankruptcy of customers and suppliers;

(h)                                 Investments arising out of non-cash consideration received in connection with sales of assets as permitted by Section 6.7;

(i)                                     Investments of the Borrower or any Subsidiary after the Closing Date of not more than $10,000,000 in the aggregate in Subsidiaries to the extent that such investments are in the ordinary course of business and consistent with past practice;

(j)                                     Investments in any of the Excluded Subsidiaries existing as of the date hereof and (other than capital contributions) described in Schedule 6.8 (including, without limitation, the receipt of any additional securities constituting payments in kind on such existing Investments); and

(k)                                  Investments permitted pursuant to clause (y) or (z) below;

provided that, notwithstanding the foregoing, the Borrower shall not, and shall not permit any Subsidiary to, make any Investment in any Excluded Subsidiary nor create, incur, assume or suffer to exist any Guarantee Obligation with respect to any Excluded Subsidiary, except:

(x)                                   Investments or Guarantee Obligations of the Borrower or any Subsidiary existing on the date hereof in or with respect to any Excluded Subsidiary described in Schedule 6.8 and the receipt of any additional securities constituting payments in kind on such existing investments;

(y)                                 any advance, loan, extension of credit or Guarantee Obligations of the Borrower or any Subsidiary to or for the benefit of Blue Dot in an aggregate principal amount (whether outstanding, written down or written off but net of any actual cash returns on capital) of not more than $25 million; provided that such advance, loan, extension of credit or Guarantee Obligation shall be used to honor Guarantee Obligations, for working capital, or to refinance on a secured basis the existing secured working capital credit facility of Blue Dot; and

(z)                                   Investments or Guarantee Obligations of the Borrower or any Subsidiary in or for the benefit of Expanets in an aggregate principal amount (whether outstanding, written or written off but net of any actual cash returns on capital) of not more than $75 million; provided that such advance, loan, extension of credit or Guarantee Obligation shall be used to honor Guarantee Obligations, for working capital, or to refinance on a secured basis the existing secured working capital credit facility of Expanets.

6.9                                 Limitation on Dividends and Stock Repurchases.  Other than in connection with a Permitted Reorganization Plan, declare, and shall not permit any Subsidiary to declare, any dividends on any shares of any class of Capital Stock, or make, and shall not permit any Subsidiary to make, any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock (including the outstanding Capital Stock of the Borrower), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (all of the foregoing being referred to herein as “Restricted Payments”); except that Subsidiaries may pay dividends directly or indirectly to the Borrower and except that at any time after the Emergence Time:

(a)                                  Subsidiaries may pay dividends directly or indirectly to the Borrower’s Subsidiaries which are directly or indirectly Wholly-Owned by the Borrower;

(b)                                 any Subsidiary may redeem or repurchase shares of its Capital Stock to the extent required to do so pursuant to, and upon the terms provided in, any put agreement existing on the date hereof between such Subsidiary and any holder of such Capital Stock; provided that if permitted pursuant to the terms of such agreement, the sole consideration for such Capital Stock shall be Capital Stock (other than Mandatory Redeemable Stock) of the Borrower; and

(c)                                  the Borrower or any Subsidiary may make Restricted Payments (other than redemption or repurchase of Capital Stock with respect to such agreements existing as of the date hereof as set forth in clause (b) above) on or with respect to its Capital Stock so long as, after giving effect to such Restricted Payments, no Default or Event of Default shall have occurred and be continuing or shall result therefrom.

6.10                           Limitation on Indebtedness or Mandatory Redeemable Stock.  Create, incur, issue, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, issue, assume or suffer to exist, any Indebtedness or Mandatory Redeemable Stock (including any Indebtedness or Mandatory Redeemable Stock of any of its Subsidiaries), except:

(a)                                  Indebtedness of the Borrower under this Agreement;

(b)                                 Indebtedness and Mandatory Redeemable Stock outstanding on the date hereof as set forth on Schedule 6.10 hereto (but not including the Indebtedness permitted under clause (c) below);

(c)                                  prior to the Emergence Time, Indebtedness outstanding under the Bank One Credit Agreement in an aggregate principal amount not to exceed $100,000,000, together with all interest, fees and other amounts due with respect thereto pursuant to the Bank One Credit Documents (as modified and amended to the extent permitted under this Agreement);

(d)                                 purchase money Indebtedness incurred in connection with the purchase of any fixed assets; provided, that the amount of such purchase money Indebtedness shall be limited to an amount not in excess of the purchase price of such equipment and the aggregate of all such purchase money Indebtedness incurred during any twelve-month period ending after the Closing

Date shall not exceed (i) prior to the Emergence Time, $1,000,000, and (ii) from and after the Emergence Time, $3,000,000;

(e)                                  Financing Lease Obligations not in excess of $25,000,000 during any twelve-month period ending prior to the Emergence Time (inclusive of any Financing Lease Obligations set forth on Schedule 6.10), provided that the Borrower will not, nor will it permit its Subsidiaries to make payments in respect of Financing Leases in excess of $6,000,000 in the aggregate during any twelve-month period ending prior to the Emergence Time;

(f)                                    letters of credit to replace those letters of credit existing on the date hereof and described in Schedule 6.10; provided however, such new letters of credit shall not be (i) in an amount greater than the existing letters of credit being replaced or (ii) on terms materially worse than those of the existing letters of credit being replaced;

(g)                                 after the Emergence Time, Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries;

(h)                                 after the Emergence Time, Indebtedness of Montana Megawatts I, LLC (or any related Special Purpose Subsidiary) in an aggregate amount not to exceed $100,000,000, which proceeds of such Indebtedness are used to finance construction and related costs of the Montana First Megawatts project, so long as such Indebtedness constitutes Non-Recourse Debt (except to the extent included in the amounts permitted pursuant to clause (m) below);

(i)                                     after the Emergence Time, Non-Recourse Debt of any Subsidiary;

(j)                                     after the Emergence Time, Debt for Borrowed Money of the Borrower or any of its Subsidiaries secured only by accounts receivable or inventory of the Borrower or any of its Subsidiaries in an aggregate outstanding principal amount not to exceed $75,000,000 at any one time, and unsecured Debt for Borrowed Money of the Borrower or any of its Subsidiaries to fund their general working capital needs in an aggregate outstanding principal amount not to exceed $100,000,000;

(k)                                  after the Emergence Time, Debt for Borrowed Money incurred or assumed in connection with a transaction expressly permitted pursuant to Section 6.2; provided such Indebtedness complies with the terms of clause (vi) of Section 6.2;

(l)                                     after the Emergence Time, refinancings, replacements and extensions by the obligor thereof of any Debt for Borrowed Money under clause (b), (h), (i), or (k) above so long as (i) the principal of the Debt for Borrowed Money so refinanced, replaced or extended is not increased as a result thereof, (ii) in the case of any refinancing or replacement of Non-Recourse Debt, after giving effect thereto, such Indebtedness constitutes Non-Recourse Debt, (iii) in the case of any refinancing or replacement of secured Indebtedness, after giving effect thereto, the Lien (other than the Lien of an Indenture) with respect thereto is not extended to any other assets, and (iv) in the case of any refinancing or replacement of unsecured Indebtedness, after giving effect thereto, such Indebtedness remains unsecured; and

(m)                               after the Emergence Time, Indebtedness not otherwise permitted by the preceding clauses of this Section 6.10 not exceeding $50 million in aggregate principal amount at any one time outstanding which Indebtedness shall not be secured by a Lien on any assets of the Borrower (and which may include Guaranteed Obligations of the Borrower with respect to Indebtedness of a Subsidiary);

provided that, notwithstanding the foregoing, the Borrower shall not incur, issue or assume any Debt for Borrowed Money or Mandatory Redeemable Stock after the date hereof pursuant to clauses (k) (to the extent required pursuant to Section 6.2), or (l) above which has a scheduled maturity, or requires any principal payment, prior to six (6) months after the Maturity Date.

6.11                           Limitation on Sales and Leasebacks and Operating Leases.  (a) Enter into any arrangement with any Person providing for the leasing by the Borrower of real or personal property which has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower; or (b) become liable or remain liable as lessee or guarantor or other surety with respect to any operating lease except that the Borrower and any of its Subsidiaries may (i) remain liable with respect to any operating lease entered into prior to the Petition Date and (ii) become and remain liable with respect to operating leases entered into on or after the Petition Date so long as, prior to the Emergence Time, the aggregate amount of all such rents paid or accrued under all such operating leases entered into after the Petition Date shall not exceed $1,000,000 in the aggregate during any twelve-month period ending after the Closing Date.

6.12                           Limitation on Negative Pledge Clauses; Payment Restrictions.  Enter into or suffer to exist, and shall not permit any Subsidiary to enter into or suffer to exist, any agreement or other consensual encumbrance or restriction which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or prohibits or limits the ability of the Borrower or any of its Subsidiaries to make loans, payments or dividends to or investments in, or to transfer assets to, the Borrower or any of its Subsidiaries, other than (a) any such agreement, encumbrance or restriction contained in this Agreement, the Indentures or the Bond Collateral Agreement, (b) any such agreement, encumbrance or restriction (including any negative pledge) contained in any industrial revenue bonds, purchase money mortgages, development financing, operating leases entered into in the ordinary course of business, acquisition agreements or Financing Leases, in each case permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed, acquired or leased thereby), or contained in the Bank One Credit Documents, (c) any such agreement, encumbrance or restriction contained in any loan agreement or other financing document entered into with respect to Debt for Borrowed Money of Subsidiaries (other than industrial revenue bonds, purchase money mortgages, development financing or Financing Leases) permitted to be incurred pursuant to Section 6.10, (d) customary provisions in any contract entered into in the ordinary course of business (including any licensing agreement, management agreement or franchise agreement) restricting assignments of such contract, (e) in connection with a Permitted Reorganization Plan, or (f) any such agreement, encumbrance or restriction (including any negative pledge) contained in the lease financing documents for the Colstrip 4 generating unit and any amendments, modifications or restructuring thereof entered into after the date hereof and, prior to the Emergence Time, approved by an order of the Bankruptcy Court.

6.13                           Limitation on Businesses.  Enter into or engage in any business, either directly or through any Subsidiary, except for businesses of the same general type as those in which the Borrower and its Subsidiaries are engaged on the Closing Date or other business activities reasonably incidental or related to any of the foregoing.

6.14                           Limitation on Certain Prepayments and Amendments.  (a) Make any optional payment or prepayment on or redemption, defeasance or purchase of such Person’s Debt for Borrowed Money (other than with respect to (i) Indebtedness hereunder or under the First Mortgage Bonds, (ii) any Indebtedness to the extent such Indebtedness by the terms thereof would otherwise have become due and payable within three months of such payment, redemption, defeasance or purchase, (iii) any refinancing or replacement of such Indebtedness in accordance with Section 6.10, (iv) prepayments of Debt for Borrowed Money in an aggregate principal amount not to exceed the aggregate principal amount of Net Cash Proceeds of Reduction Events offered to the Lenders but not accepted as prepayments of the Loans pursuant to Section 2.6, (v) Permitted Pre-Petition Payments), (vi) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of to the extent permitted hereby, and, in no event, greater than the fair market value of such asset, or (vii) prepayments of the Indebtedness outstanding under the Bank One Credit Documents, or (b) amend, modify or change, or consent to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on, any such Indebtedness, other than any amendment, modification or change which would extend the maturity or reduce the amount of any payment or prepayment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or which would not be adverse to the Lenders.

6.15                           Limitations on Subsidiaries’ Equity Interests.  Other than in connection with a Permitted Reorganization Plan, permit any Subsidiary to issue any preferred Capital Stock or any redeemable common stock other than (a) issuances of preferred Capital Stock in payment of regularly accruing dividends on theretofore outstanding shares of such preferred Capital Stock, (b) issuances of preferred Capital Stock issued to and, so long as thereafter outstanding, held by the Borrower and (c) issuances in consideration of acquisitions permitted under Section 6.8 of preferred Capital Stock which ranks junior, as to the payment of dividends and as to the distribution of assets upon any liquidation, dissolution or winding up of such Subsidiary, to all preferred Capital Stock held by the Borrower in such Subsidiary.

6.16                           Limitation on Release of Mortgaged Property; Limitation in Respect of Insurance.  Release Mortgaged and Pledged Property (as defined in the Montana First Mortgage Indenture) from the lien of the Montana First Mortgage Indenture or Mortgaged Property (as defined in the South Dakota First Mortgage Indenture) from the lien of the South Dakota First Mortgage Indenture, other than (i) releases of such Mortgaged and Pledged Property pursuant to and in accordance with Sections 58 and 60 of the Montana First Mortgage Indenture; (ii) releases of such Mortgaged Property pursuant to and in accordance with Section 8.02 of the South Dakota First Mortgage Indenture other than clause (f) thereof; (iii) releases of property or other assets that are disposed of in accordance with Section 6.7(d) or (e) and, if in connection with any such disposition and the related release, the Borrower deposits with the trustee under an Indenture cash that would otherwise constitute Net Cash Proceeds, releases of such cash pursuant to and in accordance with such Indenture; and (iv) releases of proceeds of insurance (and/or moneys of the Borrower in lieu thereof or in addition thereto and for the purposes thereof) held under either Indenture in accordance with such Indenture which reimburse the Borrower for amounts spent in the rebuilding or renewal of property destroyed or damaged (including, without limitation, for property rebuilt, restored or replaced) and, if following the completion of any such rebuilding or renewal, any of such insurance proceeds (and/or such moneys of the Borrower) remain unspent, releases of such unspent proceeds (and/or such unspent money of the Borrower) pursuant to and in accordance with such Indenture; provided, however, that the Borrower shall not request or receive any proceeds of any insurance or of any alternative method or plan of protection of the Borrower relating to such Mortgaged Property otherwise payable to it pursuant to Section 6.07(b) of the South Dakota First Mortgage Indenture, and so long as any First Mortgage Bonds are outstanding, no effect shall be given to (x) Section 6.07(b) of the South Dakota First Mortgage Indenture, (y) the language in Section 6.07(c) of the South Dakota First Mortgage Indenture which precedes clause (i) of such Section, or (z) the reference to Section 6.07(b) of the South Dakota First Mortgage Indenture which appears in Section 6.07(d) of the South Dakota First Mortgage Indenture.

6.17                           Limitation on Subjecting Property, or Other Assets to the Lien of the Other Indenture.  Subject any property or other assets to the lien of the Montana First Mortgage Indenture or the lien of the South Dakota First Mortgage Indenture if such property or other assets are subject to the lien of the other Indenture.

6.18                           Prohibition on Designating Class “A” Mortgages or Permitting Qualified Lien Bonds to Exist.  Designate any Class “A” Mortgage under the South Dakota First Mortgage Indenture or permit any Qualified Lien Bonds to exist under the Montana First Mortgage Indenture.

6.19                           Limitation on Amendments or Supplements to the Indentures.  Amend, modify or supplement the Montana First Mortgage Indenture or the South Dakota First Mortgage Indenture, except to (a) supplement such Indenture to establish the terms of any series of first mortgage bonds to be issued thereunder that are permitted to be issued under Section 6.10(f), (b) amend or supplement such Indenture for the purpose of conveying, transferring or assigning to the trustee thereunder additional property for the purpose of subjecting such property to the lien of such Indenture, subject to the terms of Section 6.17, or (c) amend or supplement such Indenture, in the case of the Montana First Mortgage Indenture, pursuant to and as permitted by Section 120 thereof or, in the case of the South Dakota First Mortgage Indenture, pursuant and as permitted by Section 14.01 thereof, provided that in each such case such amendment or supplement will not adversely affect the First Mortgage Bonds.

6.20                           Prohibition on Second Mortgage Bonds.  Issue any bonds (or other Debt for Borrowed Money) that is secured by a lien (subordinate to the lien of either Indenture) on the property or other assets subject to the lien of such Indenture.

6.21                           Financial Contracts.  Enter into or remain liable upon any Financial Contract except Permitted Financial Contracts.

6.22                           Chapter 11 Claims.  Incur, create, assume, suffer to exist or permit any other Superpriority Claim which is pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Borrower (other than the Bank One Claim and the Carve-Out).

6.23                           Bank One Credit Documents.  Amend, modify, supplement or waive any term or provision of any of the Bank One Credit Documents in any way without obtaining the prior written consent of the Administrative Agent and the Required Lenders so as to provide for (a) any increase in the non-default rate of interest chargeable thereunder with respect to the Bank One Debt or the default rate of interest chargeable thereunder as in effect on the date hereof, (b) any increase in the amount of any of the Bank One Debt or any installment due thereunder, (c) any reduction or acceleration of the maturity date of any payment of the Bank One Debt or interest (other than as expressly provided in the Bank One Credit Documents as in effect of the date hereof), (d) any increase in the amount of fees payable under the Bank One Credit Documents, or (e) the granting or obtaining of any collateral security or obtaining any lien on any collateral.

ARTICLE 7.  EVENTS OF DEFAULT

7.1                                 Events of Default.  If any of the following events shall occur and be continuing:

(a)                                  The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any fee or any other amount payable hereunder or any other Loan Document, within three (3) days after any such interest, fee or other amount becomes due in accordance with the terms thereof or hereof; or

(b)                                 Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  The Borrower shall default in the observance or performance of any agreement contained in Article 6 (other than Section 6.12) or Section 5.7; or

(d)                                 The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days; or

(e)                                  The Borrower or any Subsidiary shall (A) default in any payment (regardless of amount) of principal of, premium, if any, or interest on any Indebtedness (except, with respect to the Borrower, at any time after the Petition Date through the Emergence Time, any amounts for which the Borrower is not required to pay pursuant to an order of the Bankruptcy Court) having an aggregate principal amount in excess of $1,000,000 (or following the Emergence Time, $10,000,000) (other than the Notes) beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created or (B) default in the observance or performance of any other agreement or condition

(x) contained in the Bank One Credit Documents as in effect on the date hereof or as modified and amended to the extent permitted under this Agreement, (y) relating to any such Indebtedness or (z) contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit, under the terms of the Bank One Credit Documents as in effect on the date hereof or under the terms of such Indebtedness, the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity; provided that any such default by the Borrower or any Subsidiary under Non-Recourse Debt will not constitute an Event of Default unless such default also constitutes a default under other recourse Indebtedness of the Borrower or such Subsidiary in an aggregate outstanding principal amount of $1,000,000 (or following the Emergence Time, $10,000,000) or more; or

(f)                                    After the Emergence Time (with respect to the Borrower) and at any time (with respect to any Subsidiary), (i) the Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or un-bonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                 (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Pension Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any Subsidiary or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any Subsidiary or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Pension Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by third-party insurance as to which the insurer has acknowledged coverage) of $1,000,000 (or following the Emergence Time, $5,000,000) or more and sufficient judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 10 days from the entry thereof to reduce such amount to less than $1,000,000 (or following the Emergence Time, $5,000,000); or

(i)                                     (w) The Bond Collateral Agreement, either Indenture or either Supplemental Indenture shall cease, for any reason, to be in full force and effect, other than pursuant to the terms thereof and hereof, (x) the Lien created thereby shall cease to be enforceable and of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the collateral thereunder, (y) there shall occur an “Event of Default” under either Indenture, or (z) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any of its Subsidiaries that are party thereto shall challenge the enforceability of any Loan Document or shall assert in writing (including, without limitation, in any pleading filed in any court), or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(j)                                     A Change of Control shall occur; or

(k)                                  The Borrower shall breach any provision of the Interim Order or the Final Order; or

(l)                                     The Case shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or the Borrower shall file a motion or other pleading seeking the dismissal of the Case under Section 1112 of the Bankruptcy Code or otherwise; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in the Case and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after the entry thereof; or an application shall be filed by the Borrower for the approval of any other Superpriority Claim (other than the Bank One Claim and the Carve-Out) in the Case which is pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Borrower, or there shall arise or be granted any such pari passu or senior Superpriority Claim; or

(m)                               The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrower which have a value in excess of $100,000 in the aggregate, other than in connection with any orders approving the Bank One Credit Documents; or

(n)                                 An order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of five days, vacating or (without the written consent of the Administrative Agent and the Required Lenders) otherwise amending, supplementing or modifying any of the Orders; or

(o)                                 The Borrower shall make any Pre-Petition Payment other than Permitted Pre-Petition Payments; or

(p)                                 Nonpayment by the Borrower or any of its Subsidiaries (other than Excluded Subsidiaries) of any Rate Management Obligation when due or the breach by the Borrower or any of its Subsidiaries (other than Excluded Subsidiaries) in any material respect of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of Rate Management Transaction, whether or not any Lender or any Affiliate of a Lender is a party thereto; or

(q)                                 Any order, judgment, decree, ruling or similar binding action is taken by any Governmental Authority having jurisdiction over the Borrower or any of its Subsidiaries (other than Excluded Subsidiaries) which lowers, or has the effect of lowering, the tariff rates charged by the Borrower and its Subsidiaries (other than Excluded Subsidiaries) to their customers to the extent any such action could in the reasonable determination of the Required Lenders have a Material Adverse Effect; or

(r)                                    The Final Order shall not have been entered by the Bankruptcy Court on or before December 11, 2003,

then, and in any such event, without further order of or application to the Bankruptcy Court (but subject to any requirement to give notice by the terms of the Interim Order or the Final Order, as applicable) (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, by notice to the Borrower (during the period after the Petition Date through the Emergence Time, with a copy to counsel for the Official Unsecured Creditors’ Committee appointed in the Case and to the United States Trustee for the District of Delaware), declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In addition, subject solely to any requirement to give notice by the terms of the Interim Order or the Final Order, as applicable, the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court and the Administrative Agent and the other Secured Parties may exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the other Secured Parties.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE 8.  THE AGENTS

8.1                                 Appointment.  Each Lender hereby irrevocably designates and appoints CSFB as Administrative Agent and as Collateral Agent (for purposes of this Article 8, collectively, the “Agents”), and to act as its agent under this Agreement and the other Loan Documents.  Each such Lender irrevocably authorizes each Agent, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to each Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Each Lender further authorizes and directs each Agent to execute and deliver releases (or similar agreements) to give effect to the provisions of this Agreement and the other Loan Documents, including specifically, without limitation, the provisions of Section 6.7 hereof.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against either Agent.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Bond Collateral Agreement.

8.2                                 Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3                                 Exculpatory Provisions.  No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties, made by the Borrower or any officer or any of them contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by either Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, any Subsidiary or any Excluded Subsidiary.

8.4                                 Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent.  Each Agent may deem and treat the payee of any Note or any loan account in the Register as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the amounts owing hereunder.

8.5                                 Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6                                 Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by either Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by either Agent to any Lender.  Each Lender represents to each Agent that it has, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or furnished to the Administrative Agent for the account of, or with a counterpart or copy for, each Lender, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, any of its Subsidiaries or any Excluded Subsidiary which may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7                                 Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) and their respective directors, officers, employees and agents, ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of all amounts owing hereunder) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Obligations hereunder.

8.8                                 Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Subsidiary and any Excluded Subsidiary as though such Agent were not an Agent hereunder and under the other Loan Documents.  With respect to Loans made or renewed by it and any Note issued to it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity,

8.9                                 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall, with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required if an Event of Default shall have occurred that is continuing) appoint a successor administrative agent, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of any amounts payable hereunder.  After any retiring or terminated Administrative Agent’s resignation or termination, as the case may be, as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

ARTICLE 9.  MISCELLANEOUS

9.1                                 Amendments and Waivers.  Neither this Agreement, any Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrower hereunder, (b) enter into with the Borrower written amendments, supplements or modifications to the Note and the other Loan Documents for the purpose of adding provisions to the Notes or such other Loan Documents or changing in any manner the rights of the Lenders or the Borrower thereunder or (c) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification (i) shall reduce the amount or extend the scheduled date of maturity of the Note or Loan of any Lender or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case, without the consent of such Lender, (ii) shall amend, modify or waive any provision of this Section, Section 2.12 in a manner that would alter the pro rata sharing payments required by Section 2.12, Section 2.6 or 2.12 in a manner that would eliminate or limit a Lender’s right to reject prepayments under Section 2.6, or vary any provision of this Agreement or any other Loan Document which specifically by its terms requires the approval or consent of all the Lenders or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, the Notes and the other Loan Documents, or release any material portion of the Collateral (other than in accordance with the terms of the Loan Documents), in each case, without the written consent of all the Lenders, or (iii) shall amend, modify or waive any provision of Article 8 or any other provision in any Loan Document governing the rights or obligations of the Administrative Agent or the Collateral Agent without the written consent of the then Administrative Agent and the Collateral Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

9.2                                 Notice.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of notice by mail, when received, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower or the Administrative Agent, and as set forth in Schedule I in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the amounts payable hereunder:

Borrower:	NorthWestern Corporation
125 S. Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104
Attention: William A. Austin, Chief Restructuring Officer
Facsimile: (605) 978-2845

with a copy to:	NorthWestern Corporation
125 S. Dakota Avenue, Suite 1100
Sioux Falls, South Dakota 57104
Attention: Eric R. Jacobsen, Senior Vice President and General Counsel
Facsimile: (605) 978-2963, and

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia 30308
Attention: Jesse H. Austin, III, Esq.
Facsimile: (404) 815-2424

Administrative Agent:	Credit Suisse First Boston
Eleven Madison Avenue
New York, New York 10010-3629
Attention: Agency Department Manager
Facsimile: (212) 743-2155

with a copy to:	Morrison & Foerster LLP
1290 Avenue of the Americas, 41st Floor
New York, New York 10104-0050
Attn: Mark B. Joachim, Esq.
Facsimile: (212) 468-7900

provided that any notice, request or demand to or upon the Administrative Agent made under this Agreement may be made by telephone, with prompt written confirmation thereafter of such telephonic notice, and the Administrative Agent shall be entitled to rely on such telephonic notice; provided, further, that any notice, request or demand to or upon the Administrative Agent and the Lenders pursuant to Section 2.3, Section 2.6, or Section 2.7, shall not be effective until received.

9.3                                 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4                                 Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder.

9.5                                 Payment of Expenses and Taxes; Indemnification.  The Borrower agrees (a) to pay or reimburse each of (i) the Administrative Agent, (ii) the Collateral Agent and (iii) solely with respect to the amendment and restatement effected on the Closing Date, in an aggregate amount not to exceed $25,000 for all of the Lenders, the Lenders, in each case for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent, (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including allocated costs of internal counsel) to the Administrative Agent, the Collateral Agent and each Lender, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender from, any and all present or future stamp, documentary or excise taxes or similar charges, any and all recording and filing fees, and any and all liabilities with respect thereto, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or payment under, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (d) to pay, and indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender (including each of their respective parents, subsidiaries, officers, directors, employees, agents and affiliates) from and against, any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits (regardless of whether such Person is a party thereto), costs, settlements, expenses or disbursements of whatever kind or nature arising from, in connection with or with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents, or any other documents, (ii) the proposed or actual use of the proceeds of the Loans or (iii) any other Transaction or any transaction or document related thereto or in connection therewith (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Borrower shall not have any obligation hereunder to any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent, the Collateral Agent or such Lender.  The agreements in this Section 9.5 shall survive repayment of the Obligations hereunder.

9.6                                 Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the amounts owing hereunder and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)                                 Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and other obligations owing to such Lender and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers (i) decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, (ii) extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, (iii) extending its Commitment, (iv) permitting any assignment or transfer of any of the Borrower’s rights or obligations under this Agreement) or (v) releasing all or substantially all of the Collateral.  The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section; and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                  Any Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld and which consent shall not be required in the case of an assignment to an affiliate or Approved Fund of such Lender), assign to any Lender or any affiliate or Approved Fund thereof, an additional bank, financial institution, fund or commingled investment vehicle, or other Person (an “Assignee”) all or any part of its rights and obligations under this Agreement and the Notes pursuant to an assignment agreement, substantially in the form of Exhibit D (or such other form approved by the Administrative Agent’s in its sole discretion) (an “Assignment and Assumption Agreement”), executed by such Assignee, such assigning Lender and, in the case of an Assignee that is not then a Lender or an affiliate or Approved Fund thereof, by the Administrative Agent and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) any such assignment must be in a minimum amount equal to the lesser of (x) $1,000,000 and (y) the aggregate Commitments and outstanding Loans of such Lender then in effect, and (ii) after giving effect to any such assignment, such Lender shall have either (x) sold all its rights and obligations hereunder and under the Notes or (y) retained at least $1,000,000 of the aggregate Commitments and outstanding Loans.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption Agreement, (1) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption Agreement, have the rights and obligations of a Lender hereunder with a Commitment and Loans as set forth therein and (2) the assigning Lender thereunder, to the extent provided in such Assignment and Assumption Agreement, shall be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto; provided that the provisions of Section 2.14, Section 2.15, Section 2.16 and Section 9.5 shall continue to benefit such assigning Lender to the extent required by such Sections).  On or prior to the effective date determined pursuant to such Assignment and Assumption Agreement, (i) appropriate entries shall be made in the accounts of the assigning Lender and the Register evidencing such assignment and releasing the Borrower from any and all obligations to the assigning Lender in respect of the assigned Loan or Loans and (ii) appropriate entries evidencing the assigned Loan or Loans shall be made in the accounts of the Assignee and the Register as required by Section 9.6(d).  In the event that any Notes have been issued in respect of the assigned Loan or Loans, such Notes shall be marked “cancelled” and surrendered by the assigning Lender to the Administrative Agent for return to the Borrower.

(d)                                 The Administrative Agent shall maintain, at its address referred to in Section 9.2, a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  To the extent permitted by applicable law, the entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and the Administrative Agent may (and, in the case of any Loan not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary.  Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Assumption Agreement executed by the assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate or Approved Fund thereof, by the Administrative Agent ) together with payment by the assigning Lender or by the Assignee to the Administrative Agent of a registration and processing fee of $3,500 (such fee only to be required for an Assignee that is not then a Lender or an affiliate or Approved Fund thereof), the Administrative Agent shall promptly accept such Assignment and Assumption Agreement and, on the effective date determined pursuant thereto, shall record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.

(f)                                    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any advance hereunder, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.6(f), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section may not be amended without the written consent of the SPC.

(g)                                 The Borrower authorizes the Lenders to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, any and all financial information in the Lenders’ possession concerning the Borrower and its respective Affiliates which has been delivered to the Administrative Agent or the Lenders by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Lender’s credit evaluation of the Borrower and its respective Affiliates prior to becoming a party to this Agreement; provided that each such Transferee and prospective Transferee agrees in writing to be bound by the provisions of Section 9.8.

(h)                                 Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.  In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note in substantially the form of Exhibit A-1 (a “Term Note”).

9.7                                 Adjustments; Setoff.  (a)  If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, (without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law), upon any amount becoming due and payable by the Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise), to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8                                 Confidentiality.  Each Lender agrees to exercise all reasonable efforts (consistent with its customary methods for keeping information confidential) to keep any information delivered or made available by the Borrower confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information (a) to any Affiliate of such Lender or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (d) that has been publicly disclosed, (e) in connection with any litigation relating to the Loans, this

Agreement or any transaction contemplated hereby to which any Lender or the Administrative Agent may be a party, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s legal counsel and independent auditors, and (h) to any actual or proposed participant or assignee of all or any part of its Loans hereunder, if such other Person, prior to such disclosure, agrees, in writing, for the benefit of the Borrower to comply with the provisions of this Section 9.8.  Notwithstanding anything contained herein or in any other Loan Document to the contrary, confidential information shall not include, and each party hereto (and each employee, representative or other agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such party relating to such tax treatment or tax structure, and it is hereby confirmed that each party hereto has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.

9.9                                 Effectiveness.  This Agreement shall become effective on the date when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender shall have been received by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrower.

9.10                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with each of the Borrower and the Administrative Agent.

9.11                           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12                           Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

9.13                           GOVERNING LAW.  THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

9.14                           Submission To Jurisdiction Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be, at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.15                           Acknowledgments.  The Borrower hereby acknowledges that:

(a)                                  Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(b)                                 no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Administrative Agent, the Lenders and the Borrower.

9.16                           Waivers of Jury Trial.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17                           Conflict with Orders.  In the event of any conflict between the Loan Documents and the Orders, the terms of the Orders shall control (unless otherwise provided therein).

9.18                           Waiver of Defaults under Original Loan Agreement.  The Administrative Agent and the Lenders hereby waive any Default or Event of Default arising under the Original Loan Agreement solely as a result of (a) the commencement of the Case itself, (b) the Borrower’s failure to maintain the credit ratings required pursuant to Section 5.14 of the Original Loan Agreement, and (c) the Borrower’s breach of representations and warranties due to incomplete disclosure schedules delivered in connection with the closing of the Original Loan Agreement to the extent that such disclosure schedules are corrected and true and complete disclosure schedules are delivered in  connection with the closing of this Amended and Restated Credit Agreement, and, in each case, waive their respective rights and remedies under the Original Loan Agreement arising as a result thereof, including the right to payment of any default interest pursuant to Section 2.9(c) of the Original Loan Agreement.  The waiver effected pursuant to this Section 9.18 is limited as specified and shall not operate as a modification, acceptance or waiver of any provision of the Original Loan Agreement, this Agreement or any other Loan Document, except as specifically set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

NORTHWESTERN CORPORATION

By:
Name: William A. Austin
Title: Chief Restructuring Officer

ADMINISTRATIVE AGENT:

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

LENDERS:

A3 FUNDING LP
By: A3 Fund Management LLC, its General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

ABLECO FINANCE LLC

By:
Name:
Title:

AG CAPITAL FUNDING PARTNERS, L.P.

By:
Name:
Title:

AMERICAN EXPRESS CERTIFICATE COMPANY

By:
Name:
Title:

ANCHORAGE CAPITAL PARTNERS, L.P.

By: Anchorage Capital Group, L.L.C., its General Partner

By:
Name:
Title:

BEAL BANK, S.S.B.

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BEAR STEARNS INVESTMENT PRODUCTS

By:
Name:
Title:

BLACK DIAMOND 1998-1, LTD

By:
Name:
Title:

BLACK DIAMOND CLO 2000-1, LTD

By:
Name:
Title:

BLACK DIAMOND INTERNATIONAL FUNDING, LTD

By:
Name:
Title:

BROOKVILLE CAPITAL MASTER FUND LP

By:
Name:
Title:

CASPIAN CAPITAL

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

COLUMBIA FLOATING RATE ADVANTAGE FUND
By: Columbia Management Advisors, Inc., as Advisor

By:
Name:
Title:

COLUMBIA FLOATING RATE LIMITED LIABILITY COMPANY
By: Columbia Management Advisors, Inc., as Advisor

By:
Name:
Title:

DBNO CAYMAN L.P.
By: DBN GP Ltd., its General Partner

By:
Name:
Title:

ELF FUNDING TRUST I
By: Highland Capital Management, L.P. As Collateral Manager

By:
Name:
Title:

EVENT PARTNERS DEBT ACQUISITION, L.L.C.

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

FIDELITY ADVISORS SERIES II: FIDELITY ADVISOR FLOATING RATE HIGH INCOME FUND

By:
Name:
Title:

FIRST DOMINION FUNDING I

By:
Name:
Title:

FOOTHILL INCOME TRUST, L.P.

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS LP

By:
Name:
Title:

GREENWICH INTERNATIONAL, LTD

By:
Name:
Title:

HIGHLAND LEGACY LIMITED
By: Highland Capital Management, L.P. As Collateral Manager

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

IDS LIFE INSURANCE COMPANY

By:
Name:
Title:

KZH CYPRESSTREE-1 LLC

By:
Name:
Title:

KZH ING-2 LLC

By:
Name:
Title:

KZH STERLING LLC

By:
Name:
Title:

LONG LANE MASTER TRUST IV
By: Fleet National Bank as Trust Administrator

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

MARINER LDC

By:
Name:
Title:

MARINER OPPORTUNITIES FUND, L.P.

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING INC.

By:
Name:
Title:

PERRY PRINCIPALS LLC

By:
Name:
Title:

REDWOOD MASTER FUND, LTD.

By:
Name:
Title:

RESTORATION FUNDING CLO, LTD.
By: Highland Capital Management, L.P. As Collateral Manager

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

SEMINOLE FUNDING LLC

By:
Name:
Title:

SPIRET IV LOAN TRUST 2003-A
By: Wilmington Trust Company, not in its individual capacity but solely as trustee

By:
Name:
Title:

SRF 2000, INC.

By:
Name:
Title:

SUNAMERICA LIFE INSURANCE COMPANY
By: AIG Global Investment Corp., its Investment Adviser

By:
Name:
Title:

TACONIC CAPITAL PARTNERS L.P.

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

TRS THEBE LLC

By:
Name:
Title:

TRS1 LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

DISCLOSURE SCHEDULES
TO
AMENDED AND RESTATED CREDIT AGREEMENT

These Disclosure Schedules have been prepared for the closing of the NorthWestern Corporation Amended and Restated Credit Agreement.

Schedule P to Amended and Restated Credit Agreement
Permitted Pre-Petition Payments

1.                                      Secured Debt:

Regularly scheduled payments when due in respect of the secured debt of the Borrower identified in the table below:

A. Montana Mortgage Bonds

The Borrower owns utility assets in the State of Montana which are subject to a (First) Mortgage and Deed of Trust originally executed by Montana Power in 1945 and supplemented from time to time to reflect the various bond issuances made pursuant thereto. The following series remain outstanding listed in order of maturity:

Description	Amount Outstanding
7% Series Due 2005	$5.4 million
7.30% Series Due 2006	$150 million
Credit Agreement (2002) Series Due 2006 (Security for CSFB Facility)	$277.9 million
8.25% Series Due 2007	$0.4 million
7.25% Secured Medium Term Notes Due 2008	$13 million
8.95% Series Due 2022	$1.5 million
TOTAL	$448.2 million

B. South Dakota Mortgage Bonds

The Borrower owns utility assets in the State of South Dakota which are subject to a General Mortgage Indenture and Deed of Trust originally executed by the Borrower in 1993 and supplemented from time to time to reflect the various bond issuances made pursuant thereto. The following series remain outstanding listed in order of maturity:

Description	Amount Outstanding
7.10% Series Due 2005	$60 million
Credit Agreement (2002) Series Due 2006 (Security for CFSB Facility)	$109.2 million
7.00% Series Due 2023	$55 million
TOTAL	$224.2 million

C. CSFB Facility

On December 17, 2002, the Borrower entered into a $390 million secured term loan credit facility with a syndicate of banks led by Credit Suisse First Boston. $280 million of this facility is secured by mortgage bonds issued under the Montana Mortgage Indenture described above and $110 million is secured by mortgage bonds under the South Dakota Mortgage Indenture described above.

D. Pollution Control Revenue Bonds

The Borrower assumed certain obligations of Montana Power regarding pollution control revenue bonds. The pollution control bonds are issued by various counties and municipalities, although they are secured by isolated electric generating facilities owned by the Borrower, subject to the rights of the outstanding bondholders under the Montana Mortgage Indenture and the South Dakota Mortgage Indenture. The following pollution control bonds remain outstanding:

Description	Amount Outstanding
Grant County, South Dakota Series 1993A Revenue Bonds Due 2023	$6.4 million
Grant County, South Dakota Series 1993B Revenue Bonds Due 2023	$3.4 million
City of Salix, Iowa Series 1993 Revenue Bonds Due 2023,	$4.0 million
Mercer County, Nebraska Series 1993 Revenue Bonds Due 2023	$7.6 million
City of Forsyth, Montana Series 1993A Revenue Bonds Due 2023	$90.2 million
City of Forsyth, Montana Series 1993B Revenue Bonds Due 2023	$80 million
TOTAL	$191.6 million

E. Gas Transition Bonds

The Borrower assumed certain obligations of Montana Power, as grantor and servicer of the MPC Natural Gas Funding Trust, issuer of the $46.5 million of the 6.2% Transition Bonds Due 2012 which are secured by a pledge of certain utility related revenues (the Gas Transition Bonds utilized a trust structure in connection with a conveyance of certain revenue rights, but if not deemed a true sale would be treated as a secured transaction).

TOTAL SECURED:                                  $910.5 million

2.                                      Payments Approved by Bankruptcy Court:

Payments approved by the Bankruptcy Court as of September 15, 2003 in the following orders, except as otherwise limited by this Agreement:  (a) Order Authorizing Payment of Certain Pre-Petition Payroll and Related Employee Obligations, dated September 15, 2003; (b) Order Authorizing Debtor to Continue Insurance and Insurance Financing Program and Granting Related Relief, dated September 15, 2003; (c) Final Order Authorizing the Debtor to (i) Comply with Terms of Pre-Petition Trading Contracts, (ii) Enter into Post-Petition Trading Contracts in the Ordinary Course of Business, and (iii) Setting a Final Hearing to Consider the Entry of a Final Order Affirming Interim Order and Authorizing Assumption of Pre-Petition Trading Contracts, dated September 15, 2003; (d) Final Order Authorizing the Debtors to Obtain Post-Petition Credit Card Financing and Scheduling a Final Hearing, dated September 15, 2003; and (e) Interim Order Authorizing Debtor to Continue and Maintain Its (i) Consolidated Cash Management System, (ii) Existing Bank Accounts, (iii) Existing Business Forms, (iv) Public Purpose Programs, and (v) to Pay on an Interim Basis Certain Limited Intercompany Obligations; and Granting Related Relief and Scheduling a Final Hearing, dated September 15, 2003.

Additional payments approved by the Bankruptcy Court in orders entered subsequent to September 15, 2003 following appropriate notice and hearing.

Schedule 3.4a to Amended and Restated Credit Agreement
First Mortgage Approvals

1.                                       The Borrower is subject to Section 204 of the Federal Power Act.  The Borrower applied to the Federal Energy Regulatory Commission (“FERC”) for authority to issue securities of the Borrower pursuant to its Application for Authorization of the Issuance of Securities and Authorization for Exemption from Competitive Bidding and Negotiated Offer Requirements and Expedited Treatment dated October 31, 2001, Docket No. ES02-6, as supplemented by the Borrower on November 15, 2001, and pursuant to its Application for Authorization of the Issuance of Securities and Authorization for Exemption from Competitive Bidding and Negotiated Offer Requirements dated April 3, 2001, Docket No. ES01-28.  The Borrower obtained authorization from the FERC pursuant to Section 204 with respect to the First Mortgage Bonds consistent with the foregoing applications pursuant to the FERC’s letter order dated November 30, 2001, Docket No. ES02-6 (NorthWestern Corporation, 97 FERC ¶ 62,187 (2001)), authorizing the issuance of debt by the Borrower in an amount not to exceed $1,100,000,000, and pursuant to the FERC’s letter order dated May 7, 2001, Docket No. ES01-28 (NorthWestern Corporation, 95 FERC ¶ 62,089 (2001)), authorizing the issuance of debt by the Borrower in an amount not to exceed $300,000,000.

2.                                       The Montana Public Service Commission (“MPSC”) takes the position that its approval is required in connection with the issuance of debt by entities subject to the regulation and oversight of the MPSC.  The Borrower is subject to the regulation and oversight of the MPSC in connection with its conduct of the utility business formerly owned by The Clark Fork and Blackfoot, L.L.C. (f/k/a NorthWestern Energy, L.L.C.) (“CFB”), including, without limitation, with respect to the issuance of debt securities specifically relating to such business.

Schedule 3.4b to Amended and Restated Credit Agreement
Required Consents of Governmental Authorities

See item 1 of Schedule 3.4a

Schedule 3.8 to Amended and Restated Credit Agreement
Exceptions to Title to Borrower’s Properties

None.

Schedule 3.12 to Amended and Restated Credit Agreement
Taxes

None.

Schedule 3.14 to Amended and Restated Credit Agreement
ERISA

1. Welfare Plans providing benefits to former employees, including retirees (see item #2 below for Unfunded Liabilities):

(a)                                  Northwestern Energy Active Employee Medical Plan

(b)                                 Northwestern Energy Active Employee Life Insurance Plan

(c)                                  Northwestern Energy Medicare Supplemental Benefit Plan

(d)                                 Northwestern Corp. Basic Life Insurance Plan (frozen – no additional participants)

(e)                                  Northwestern Corp. Family Protector Plan (frozen – no additional participants)

(f)                                    Northwestern Corp. Retiree Medical Plan (benefit offered to retirees and retirees pay all costs)

(g)                                 Northwestern Energy Long-term Disability Plan

(h)                                 Northwestern Corp. Long-term Disability Plan

2. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $142,000,000 (based on financial statements as of January 1, 2003, which have not to Borrower’s knowledge materially increased in 2003).

3.  The Unfunded Liabilities referenced in item #2 above include the following Unfunded Liabilities associated with Single Employer Plans subject to Title IV of ERISA or to Section 412 of the Code:

(a) $97,000,000 under the Northwestern Energy Employee Retirement Plan

(b) $ 5,000,000 under the Northwestern Corp. Pension Plan

Schedule 3.15 to Amended and Restated Credit Agreement
Regulations Limiting Indebtedness

1.                                       The Borrower is subject to Section 204 of the Federal Power Act.  The Borrower has obtained authorization from the FERC pursuant to Section 204 with respect to the Credit Agreement to which this Schedule relates, and the Borrower’s issuance of the Notes and incurrence of debt thereunder as more fully described in Item 1 on Schedule 3.4a.

2.                                       See Item 2 of Schedule 3.4a.

3.                                       The Borrower has filed with the SEC an application on Form U-1, seeking an exemption under Section 3(a)(3) of PUHCA, which was effective upon a good faith filing.

Schedule 3.17 to Amended and Restated Credit Agreement
Environmental Matters

1.                                       During informal conversations in the summer of 2003 on other matters, the Montana Attorney General indicated that the State of Montana reserved any right that it might have to file a natural resource damages claim based on the existence of contaminated sediment located behind the Thompson Falls Dam, which area is habitat for the Bull Trout, and that it was taking the matter under consideration.

2.                                       In light of the United States Environmental Protection Agency’s proposal to require dam and sediment removal in its final remedy for the Milltown Reservoir, and in consideration of other circumstances, the Borrower and Atlantic Richfield Company (“ARCO”) have entered into a settlement that would assure ARCO access for removal of sediments, and limit The Clark Fork and Blackfoot, L.L.C.’s (“CFB”) and the Borrower’s liability for costs of dam removal, sediment removal, natural resource damage claims, and upland disposal area remediation efforts to no more than $10MM.  CFB remains the licensee and operator of the dam, responsible for compliance with the FERC requirements.

Schedule 3.25 to Amended and Restated Credit Agreement
Subsidiaries

A.  Organizational Chart

B.  Capital Stock

Company	Class of Stock	Total Authorized	Total Issued and Outstanding
NorthWestern Corporation	Common	50,000,000	37,680,095
	Cum. Preferred Stock	1,000,000	0
	Preference Stock	1,000,000	0
NorthWestern Capital Corporation	NW Capital Group Stock	1,000,000	500,000
	Blue Dot Group Stock	500,000	250,000
	Expanets Group Stock	500,000	250,000
	New Strategies Group Stock	2,000,000	20,000
NorCom Advanced Technologies, Inc.	Common	1,000	1,000
NorthWestern Growth Corporation	Common	1,000	1,000
NorthWestern Services Corporation	Common	1,000	1,000
Nekota Resources, Inc.	Common	1,000	1,000
NorthWestern Energy Development, LLC	Membership Interests	N/A	N/A
NorthWestern Energy Marketing, LLC	Membership Interests	N/A	N/A
NorthWestern Generation I, LLC	Membership Interests	N/A	N/A
Montana Megawatts I, LLC	Membership Interests	N/A	N/A

Schedule 6.3 to Amended and Restated Credit Agreement
Transactions with Affiliates

Intercompany Support Obligations

Montana Megawatts I, LLC

The Borrower currently provides suspended construction support for the Montana First Megawatts power plant project (the “Project”), including security, caretaker, warehousing and other costs in order to protect and preserve the equipment and related warranties until the project can be sold.  The annual funding requirement is approximately $860,000, or $72,000 per month, which is paid directly to the Project vendors by the Borrower.

NorthWestern Services Corporation

The Borrower currently makes monthly support payments on an interim and emergency basis to its wholly-owned, non-debtor subsidiary, NorthWestern Services Corporation (“NSC”) pursuant to written agreements between the Borrower and the predecessor-in- interest to NSC (the “NSC Support Agreements”).(1)  Pursuant to each of these agreements, the Borrower advances funds to NSC for the bulk purchases of gas.  Upon NSC’s sale of the gas, the Borrower is reimbursed for funds advanced under the NSC Support Agreements.  In the preceding twelve months, the Borrower has been fully reimbursed for all funds advanced to NSC under the Support Agreements and received revenues of approximately $50,000.

Canadian-Montana Pipeline Corporation

The Borrower funds an account with Royal Bank General held by the Canadian-Montana Pipeline Corporation (“CMP”), a non-debtor affiliate of the Borrower, used for disbursing Canadian dollar payments on behalf of CMP, primarily for property and income tax payments. Over the past 12 months, the Borrower has not transferred any funds into the CMP account.

Clark Fork and Blackfoot, LLC

The Borrower is party to the Environmental Liabilities Support Agreement (the “Environmental Agreement”) and the Maintenance and Operating Costs Support Agreement (the “Maintenance Agreement”) with Clark Fork & Blackfoot (“CFB”), which require the Borrower to pay any costs and expenses that arise in connection with the operation and maintenance of the Milltown Dam.  Under the terms of the Environmental Agreement, the Borrower is obligated to make funds available to CFB in the event that it runs short of cash and other liquid assets it needs in order to meet any obligation to make payments in respect of environmental liabilities.  To date, the Borrower has not been required to pay any funds to CFB under the terms of the Environmental Agreement.  Under the terms of the Maintenance Agreement, the Borrower is required to make funds available to CFB in the event that it is

(1)  The three agreements are the Management Services Agreement dated November 29, 1999, the Gas Supply Sales and City-Gate Management Services Agreement dated July 24, 1997, and the Aberdeen City-Gate Transportation Services Agreement dated November 29, 1999.

unable to pay its trade accounts arising out of its ordinary course of business, or to pay any other costs and expenses (other than environmental liabilities covered by the Environmental Agreement) that arise in connection with the operation or maintenance of the Milltown Dam.  Since January 1, 2003, the Borrower has paid approximately $270,000 per month to fulfill its obligations under the terms of the Maintenance Agreement.  The Borrower reasonably anticipates that under the terms of this agreement it will be required to pay the sum of approximately $370,000 per month through December 31, 2003.

Schedule 6.4 to Amended and Restated Credit Agreement

Liens Securing Indebtedness for Borrowed Money

The following sets forth Liens which are in existence on the date hereof and does not purport to reflect all UCC financing statements that may be on file in any jurisdiction with respect to the Borrower and its Subsidiaries.

DEBTOR	SECURED PARTY	DESCRIPTION OF COLLATERAL
NorthWestern Corporation	Bankers Trust Company (now known as Deutsche Bank Trust Company)

Debtor’s right, title and interest in and to (a) an undivided 32.14285% interest in (i) the Existing Contracts, (ii) all Accounts and General Intangibles, all moneys due under any Existing Contract, any damages arising out of any such Existing Contract or Account, the right of Debtor to terminate any Existing Contract; (b) an undivided 64.2857% interest in (i) the Power Sales Agreements and (ii) all Accounts and General Intangibles relating to the Power Sales Agreements and with respect to the Power Sales Agreements, all moneys due, any damages arising out of any contract or Account, the right of Debtor to terminate the contracts, as more specifically disclosed in Part 2 of Schedule 1 attached to Delaware UCC file number 22923088, as filed on November 20, 2002 in connection with the transaction evidenced by the documents described in Item F.1. of Schedule 6.10.

Bankers Trust Company (now known as Deutsche Bank Trust Company

Debtor’s right, title and interest in and to (a) and undivided 17.85715% interest in (i) the Existing Contracts, (ii) all Accounts and General Intangibles, all moneys due under any Existing Contract, any damages arising out of any such Existing Contract or Account, the right of Debtor to terminate any Existing Contract; (b) an undivided 35.7413% interest in (i) the Power Sales Agreements and (ii) all Accounts and General Intangibles relating to the Power Sales Agreements and with respect to the Power Sales Agreements, all moneys due, any damages arising out of any contract or Account, the right of Debtor to terminate the contracts, as more specifically disclosed in Part 2 of Schedule 1 attached to Delaware UCC file number 22923237, as filed on November 20, 2002 in connection with the transaction evidenced by the documents described in Item F.1. of Schedule 6.10.

The Bank of New York, as Trustee under the Mortgage

All collateral described in the First Mortgage and Deed of Trust, dated as of October 1, 1945 as more specifically identified in Item A.2. of Schedule 6.10 and as more specifically disclosed in Part 2 of Schedule 1 attached to Delaware UCC file number 22923286, as filed on November 20, 2002.

General Electric Capital Corporation

One 1990 Cessna Citation V aircraft Model 560 (Serial No. 560-0068), along with Pratt & Whitney Engines Model JT15D-5A (Serial Nos. PCE-108140 and PCE-108139), all present and future proceeds, profits, attachments, accessories, parts, and equipment thereto as further described on the schedule attached thereto and to be hangared at Huron Regional Airport, Hangar #3.

JPMorgan Chase Bank, as Trustee

All collateral described in the General Mortgage, Indenture and Deed of Trust, dated as of August 1, 1993 as more specifically identified in Item A.1. of Schedule 6.10 and as more specifically disclosed in Exhibit A attached to Delaware UCC file number 30353915, as filed on February 10, 2003.

DEBTOR	SECURED PARTY	DESCRIPTION OF COLLATERAL
Credit Suisse First Boston, Cayman Islands Branch, as Collateral Agent

All of Borrower’s right, title and interest in, to and under the following: (i) the $278,600,000 aggregate principal amount of Borrower’s First Mortgage Bonds, Credit Agreement (2002) Series, due 2006, authenticated and delivered under the Mortgage and Deed of Trust dated as of October 1, 1945 (ii) the $109,500,000 aggregate principal amount of the Borrower’s New Mortgage Bonds, Credit Agreement (2002) Series, due 2006, authenticated and delivered under the General Mortgage Indenture and Deed of Trust, dated August 1, 1993, and (iii) all proceeds of the foregoing and as more specifically disclosed in Delaware UCC file number 30368301, as filed on February 11, 2003.

Wells Fargo Bank Minnesota, N.A., as Trustee

All of Borrower’s interest (amounting to an undivided 23.4% share) in the cooling pond, precipitator and monitoring, fly ash collection, bottom ash disposal, dust collection, active coal storage building, additional chimney height, weather station, sewage treatment plant, fuel storage dike in Grant County, SD as more specifically described in Schedule A to Delaware UCC file number 31989261, as filed on July 11, 2003.

Wells Fargo Bank Minnesota, N.A., as Trustee

All of Borrower’s right, title and interest (amounting to an undivided 23.4% share) in the Waste Water Management System located in Grant County, South Dakota, together with all rights thereto as more specifically described in Schedule A, Exhibit A, and Exhibit 2 to Delaware UCC file number 31989279, as filed on July 11, 2003.

Wells Fargo Bank Minnesota, N.A., as Trustee

All of Borrower’s right, title and interest in and to electrostatic precipitator, wastewater management system, air quality monitoring system, coal dust collection system, bottom ash disposal system and additional stack height in connection with Unit No. 4 of the George Neal Generating Station as more specifically described in Schedule A, to Delaware UCC file number 31989287, as filed July 11, 2003.

Wells Fargo Bank Minnesota, National Association, as Trustee

All of Borrower’s right, title and interest (amounting to an undivided 10% share) to a Flue-Gas System, a Coal Dust Collection System, Sanitary Sewage Treatment Facilities and Waste Water Treatment Facilities in Mercer County, ND as more specifically described in Exhibit 1 and Exhibit 2, to Delaware UCC file number 31989600, as filed July 11, 2003.

The Bank of Commerce and Trust Company

Equipment (where permitted by the Areawide Contract Delivery Order No. 43-03R6-8-0071 by USDA Forest Service, Lolo National Forest related to the Areawide Public Utility Contract No. GS-00P-96BSD-0012 between the US and Montana Power Company) and payments associated with Energy Management Services ordered by USDA Forest Service, Lolo National Forest along with all present and future attachments and accessories thereto and replacements and proceeds thereof, including, but not limited to, amounts payable in event of termination or under any insurance policies.

Wells Fargo Bank

Cash collateral held in stand-by Letter of Credit Collateral Accounts 2391749021 and 4945060515 securing the Borrower’s obligations in respect of the Letters of Credit issued for its account and described in Item F of Schedule 6.10.

DEBTOR	SECURED PARTY	DESCRIPTION OF COLLATERAL
Nekota Resources, Inc.	Northern Border Pipeline Company

All collateral described in the Mortgage-Collateral Real Estate Mortgage, dated as of July 21, 2003 between the Borrower and Northern Border Pipeline Company as more specifically disclosed the document attached to South Dakota UCC file number 032131001168, as filed on August 1, 2003.

NorthWestern Growth Corporation	UBS

Cash collateral held in UBS Account CP-29119-16 securing NorthWestern Growth Corporation’s obligations in respect of the Letters of Credit issued for its account and described in Item F of Schedule 6.10.

Schedule 6.6 to Amended and Restated Credit Agreement

Guarantee Obligations

See Section D of Schedule 6.10

Schedule 6.7 to Amended and Restated Credit Agreement

Sale of Assets

1.                                       Expanets and its Subsidiaries, Blue Dot and its Subsidiaries, and the stock or assets of other Excluded Subsidiaries.

2.                                       The real estate listed below

EXCESS PROPERTIES-TO BE RELEASED FROM LIEN OF MORTGAGE INDENTURES

Property Name	County	Purchaser
MONTANA
Townsend Shop/Office	Broadwater	Robert C & Gaylene Curtis
Red Lodge Northside Substation	Carbon	City of Red Lodge
Land in Cascade County	Cascade	King Properties
McGregor Meadows	Flathead	Clark D. & Sharon M. Bronson
Kalispell Service Center	Flathead	Montana Department of Transportation (MDOT)
Bozeman Durston Substation Site	Gailatin	Douglas Lance Smith
Jack Rabbit Substation MDOT Highway Proj	Gailatin	Montana Department of Transportation (MDOT)
Bozeman Northside Substation land	Gailatin	Tengelsen Family Limited Partnership
Marysville Substation	Lewis and Clark	Nick A. & Darcy A. Pipinich
Helena Service Center Land	Lewis and Clark	Montana Department of Transportation (MDOT)
Alberton Gorge	Mineral	Currently None
Grant Creek Substation	Missoula	Dennis R. Washington
Missoula Service Center excess parcel	Missoula	Currently None
Livingston Indoor Substation excess parcel	Park	Fred J & F Thomas Shellenberg
Thompson Falls House and Land	Sanders	Elvin Fitzhugh
Buffalo Rapids lands	Sanders	Confederated, Salish & Kootenai Tribes(CSKT)
Columbus substation site	Stillwater	Lance Hogan
Glasgow pole yard	Valley	John Arneson, d/b/a Plains Construction
Billings Service Center excess parcel	Yellowstone	Darrell Kreitzberg
Montana Subtotal

Property Name	County	Purchaser
SOUTH DAKOTA
Former Corporate Office, Hurce	Beadle	Currently None
Excess Property Adjacent to Frank Avenue SubStation	Beadle	Matt and Lori Rathjen
Former Pole Storage Yard	Beadle	State of South Dakota (South Dakota State Fair)
Excess Property Adjacent to Kansas Avenue SubStation	Beadle	Currently None
Former Propane Air Plant Property	Brookings	Currently None
Former Armour Substation Property	Charles Mix	Currently None
Former Webster Office	Day	City of Webster
South Dakota Subtotal

NEBRASKA
Former Propane Air Plant Property	Buffalo	Currently None
Nebraska Subtotal

Total of All Three States

Schedule 6.8 to Amended and Restated Credit Agreement

Investments

Investment	Book Value as of August 31, 2003

NorthWestern Corporation
An Assignment and Assumption Agreement, dated as of August 20, 2002 among Credit Suisse First Boston, CIBC, Inc. and Barclays Bank PLC as assignors (collectively, the “Assignors”) and Borrower as assignee, pursuant to which the Borrower purchased the Assignors’ interest in their Credit Agreement, dated as of November 30, 2001 among Cornerstone Propane, L.P. and the Assignors(1)	$20,072,518

Note Receivable ($300,000 face amount) from Prairie Fire Internet Technologies, L.L.C. (originally issued to NorthWestern Services Group, Inc. which was consolidated into NorthWestern Corporation in September 2003)	$0

Promissory Note due December 1, 2005 from South Dakota Rural Enterprises, Inc.	$100,000

North Western Growth Corporation
Sioux Empire Housing Equity Fund & Dakota Equities L.P. (low income housing investment)	$1,535,243
Blue Stream Series B Preferred Stock (1.79% of stock)	$0

(1) Gross value of $26,197,508, offset by $1,024,990 in cash proceeds received, and a $5,100,000 reserve taken in the fourth quarter of 2002 based on estimated recoverable value.

OTHER SECURITIES	# OF SHARES	COST	VALUE

As of 9/14/03:

UBS Account No. CP 29119 16 (NorthWestern Growth Corporation)
Duke Power Co 6.75% Preferred Series X	119	12,452	12,346
Duke Power 7.04 Preferred Series Y	260	27,303	26,910

Other investment – Life Insurance
CSV-Life Insurance-BenRest Plan			3,582,774
CSV-Life Insurance-FPP/SISP			1,769,725

Other investments (NorthWestern Corporation)
Restricted investments in Gas Funding Trust			3,847,939

Other Investments NPS Account No. 189000 (NorthWestern Corporation)
Freeman Hospitality Inc.			20,000
Kearney Industrial Park Bonds			4,000
Riverside Golf Club – Grand Island			1,000

Schedule 6.10 to Amended and Restated Credit Agreement

Indebtedness, Mandatory Redeemable Stock and Preferred Stock

Following is a description of the Indebtedness owing by NorthWestern Corporation setting forth the outstanding principal amount of such Indebtedness as of the date hereof (other than in Section D (Guaranteed Indebtedness) and in Section F (Operating and Capitalized Leases)):

A.                                    SECURED SENIOR DEBT

1.                                       General Mortgage Indenture and Deed of Trust dated August 1, 1993 between The Chase Manhattan Bank (National Association), as Trustee and NorthWestern Public Service Company (now known as the Borrower), as Issuer, as amended, pursuant to which the following have been issued:

(a)                                  $60.0 Million of 7.10% New Mortgage Bonds of the Borrower due 2005;

(b)                                 $55.0 Million of 7.00% Mortgage Bonds of the Borrower due 2023; and

(c)                                  $109.2 Million of New Mortgage Bonds, Credit Agreement (2002) Series, due 2006.

2.                                       First Mortgage and Deed of Trust, dated as of October 1, 1945, by and between The Montana Power Company (predecessor to Clark Fork and Blackfoot, L.L.C. (formerly known as NorthWestern Energy, L.L.C. and formerly known as The Montana Power Company, L.L.C.)), as Issuer, and Guaranty Trust Company of NY and Arthur E. Burke, as trustees, as amended, with respect to the following First Mortgage Bonds originally issued by The Montana Power Company pursuant to which the following have been issued:

(a)                                  $0.4 million of 8.25% First Mortgage Bonds of The Montana Power Company due 2007;

(b)                                 $1.5 million of 8.95% First Mortgage Bonds of The Montana Power Company due 2022;

(c)                                  $13.0 million of 7.25% Secured Medium Term Notes of The Montana Power Company due 2008;

(d)                                 $5.4 million of 7.00% First Mortgage Bonds of The Montana Power Company due 2005;

(e)                                  $90.2 million of 6.125% First Mortgage Bonds of The Montana Power Company due 2023 were issued to secure the obligations of The Montana Power Company under a Loan Agreement, dated as of May 1, 1993, between The Montana Power Company and the City of Forsyth, pursuant to which the City of Forsyth loaned an aggregate amount of $90,205,000 to The Montana Power Company, received from the proceeds of the City of Forsyth Pollution Control Revenue Bonds Series 1993A, 6.125% series, due 2023;

(f)                                    $80.0 million of 5.90% First Mortgage Bonds of The Montana Power Company due 2023 were issued to secure the obligations of The Montana Power Company under a Loan Agreement, dated as of December 1, 1993, between The Montana Power Company and the City of Forsyth, pursuant to which the City of Forsyth loaned an aggregate amount of $80.0 million to The Montana Power Company, received from the proceeds of the City of Forsyth Pollution Control Revenue Bonds Series 1993B, 5.90% series, due 2023;

(g)                                 $150.0 million of 7.30% First Mortgage Bonds of The Montana Power Company due 2006; and

(h)                                 $277.9 million of New Mortgage Bonds, Credit Agreement (2002) Series, due 2006.

3.                                       Loan Agreement, dated as of June 1, 1993, by and between Grant County and the Borrower, pursuant to which Grant County loaned an aggregate amount of $6.4 million to the Borrower, received from the proceeds of the 5.90% Grant County Series 1993A Pollution Control Revenue Bonds, due 2023.

4.                                       Loan Agreement, dated as of June 1, 1993, by and between Grant County and the Borrower, pursuant to which Grant County loaned an aggregate amount of $3.4 million to the Borrower, received from the proceeds of the 5.90% Grant County Series 1993B Pollution Control Revenue Bonds, due 2023.

5.                                       Loan Agreement, dated as of June 1, 1993, by and between the City of Salix and the Borrower, pursuant to which the City of Salix loaned an aggregate amount of $4.0 million to the Borrower, received from the proceeds of the 5.90% City of Salix Series 1993 Pollution Control Revenue Bonds, due 2023.

6.                                       Sale Agreement, dated as of June 1, 1993, by and between Mercer County and the Borrower, pursuant to which Mercer County loaned an aggregate amount of $7,600,000 to the Borrower, received from the proceeds of the 5.85% Mercer County Series 1993 Pollution Control Revenue Bonds, due 2023.

7.                                       Assumption of certain obligations of Montana Power, as grantor and servicer of MPC Natural Gas Funding Trust, issuer of $46.5 million of 6.2% Transition Bonds Due 2012 which are secured by a pledge of certain utility related revenues.

8.                                       NorthWestern Growth Corporation – Sioux Empire Housing Equity Fund Limited Partnership and/or Dakota Equities Limited – housing loans of $1.1 million due 2007, secured by a security interest in the limited partner interest.

9.                                       Assumption of Federal Lease Finance Agreement between Montana Power Company and Municipal Leasing Credit Corporation dated as of July 6, 1999 pursuant to which Montana Power Company granted a first security interest in energy conservation measures ordered by the USDA Forest Services, Lolo National Forest as permitted by the Areawide Public Utility Contract No. GS-00P-96-BSD-0012, Delivery Order No. 43-03R6-8-0071 (the “Equipment”), all Equipment proceeds, Lease Payments, and/or Buy-out Amounts (currently $50,723.45).

B.                                    UNSECURED SENIOR DEBT

1.                                       Indenture, dated as of November 1, 1998, between the Borrower, as Issuer, and The Chase Manhattan Bank, as Trustee, as amended, pursuant to which the following have been issued:

(a)                                  $105.0 million of 6.95% unsecured Senior Debentures of the Borrower due 2028;

(b)                                 $250.0 million of 7.875% unsecured registered Senior Notes of the Borrower due 2007; and

(c)                                  $470.0 million of 8.75% unsecured registered Senior Notes of the Borrower due 2012.

2.                                       Indenture, dated December 1, 1989, between The Montana Power Company, as Issuer, and Citibank, N.A., as Trustee, relating to the following issuances of The Montana Power Company’s Unsecured Medium Term Notes:

(a)                                  7.875% series, due 2026 ($20.0 million);

(b)                                 7.07% series, due 2006 ($15.0 million); and

(c)                                  7.96% series, due 2026 ($5.0 million).

C.                                    SUBORDINATED DEBT

1.                                       $32,500,000 of 8.125% of Subordinated Debt Securities due 2025, issued pursuant to a First Supplemental Indenture, dated as of August 1, 1995, to the Subordinated Debt Securities Indenture, dated August 1, 1995, between NorthWestern Public Service Company (now known as NorthWestern Corporation), as Issuer, and The Chase Manhattan Bank (National Association), as Trustee.

2.                                       $55,000,000 of 7.20% of Junior Subordinated Debt Securities due 2038, issued pursuant to a Second Supplemental Indenture, dated as of November 18, 1995, to the Subordinated Debt Securities Indenture, dated August 1, 1995, between NorthWestern Public Service Company (now known as NorthWestern Corporation), as Issuer, and The Chase Manhattan Bank (National Association), as Trustee.

3.                                       $106,750,000 of 8.25% of Junior Subordinated Debt Securities due 2031, issued pursuant to a Third Supplemental Indenture, dated as of December 21, 2001, to the Subordinated Debt Securities Indenture, dated August 1, 1995, between NorthWestern Public Service Company (now known as NorthWestern Corporation), as Issuer, and The Chase Manhattan Bank (National Association), as Trustee.

4.                                       $111,000,000 of 8.10% of Junior Subordinated Debt Securities due 2032, issued pursuant to a Fourth Supplemental Indenture, dated as of January 31, 2002, to the Subordinated Debt Securities Indenture, dated August 1, 1995, between NorthWestern Public Service Company (now known as NorthWestern Corporation), as Issuer, and The Chase Manhattan Bank (National Association), as Trustee.

5.                                       $65,000,000 of 8.45% of Junior Subordinated Debt Securities of The Montana Power Company due 2036, issued pursuant to a QUIP Indenture for Unsecured Subordinated Debt Securities, dated as of November 1, 1996 (as amended), between The Montana Power Company, as Obligor, and The Bank of New York, as Trustee.

D.                                    GUARANTEED INDEBTEDNESS

1.                                      Unsecured Subordinated Guarantee Obligations in Respect of Trust Securities

(a)                                  Preferred Securities Guarantee Agreement, dated as of August 1, 1995, between NorthWestern Public Service Company (now known as NorthWestern Corporation), as Guarantor, Wilmington Trust Company, as Trustee, and NWPS Capital Financing I, as Issuer, with respect to the Preferred Capital Securities described in Item E.1 below.

(b)                                 Common Securities Guarantee Agreement, dated as of August 1, 1995, executed by NorthWestern Public Service Corporation (now known  as NorthWestern Corporation) for the benefit of the holders of the Common Securities of NWPS Capital Financing I.

(c)                                  Preferred Securities Guarantee Agreement, dated as of November 18, 1998, by and between the Borrower, as Guarantor, Wilmington Trust Company, as Trustee, and NorthWestern Capital Financing I, as Issuer, with respect to the Preferred Capital Securities described in Item E.2 below.

(d)                                 Common Securities Guarantee Agreement, dated as of November 18, 1998, executed by NorthWestern Public Service Corporation (now known as NorthWestern Corporation) for the benefit of the holders of the Common Securities of NorthWestern Capital Financing I.

(e)                                  Preferred Securities Guarantee Agreement, dated as of December 21, 2001, by and between the Borrower, as Guarantor, Wilmington Trust Company, as Trustee, and NorthWestern Capital Financing II, as Issuer, with respect to the Preferred Capital Securities described in Item E.3 below.

(f)                                    Common Securities Guarantee Agreement, dated as of December 21, 2001, executed by the Borrower for the benefit of the holders of the Common Securities NorthWestern Capital Financing II.

(g)                                 Preferred Securities Guarantee Agreement, dated as of January 31, 2002, by and between the Borrower, as Guarantor, Wilmington Trust Company, as Trustee, and NorthWestern Capital Financing III, as Issuer, with respect to the Preferred Capital Securities described in Item E.4 below.

(h)                                 Common Securities Guarantee Agreement, dated as of January 31, 2002, executed by the Borrower for the benefit of the holders of the Common Securities NorthWestern Capital Financing III.

2.                                      Other Guarantees

(a)                                  Contingent Assignment obligations in respect of the Credit and Security Agreement, dated as of March 31, 2001 (as amended), by and between Expanets,

Inc. and Avaya, Inc.  Upon the occurrence of a default thereunder, Avaya, Inc. shall have the option to require the Borrower to repay the outstanding balance (which is capped at $27.1 Million).

(b)                                 Guarantee Agreement, dated as of November 1, 1996, between The Montana Power Company (predecessor to CFB, formerly known as NorthWestern Energy, L.L.C. and formerly known as The Montana Power, L.L.C.)), as guarantor, and The Bank of New York, as guarantee trustee, as supplemented by the Side Letter, dated as of February 13, 2002, from CFB (formerly known as NorthWestern Energy, L.L.C.) to The Bank of New York, and as amended by the Amendment to Guarantee Agreement, dated as of August 13, 2002, among CFB (formerly known as NorthWestern Energy, L.L.C.), the Borrower, as additional guarantor, and The Bank of New York, for the benefit of the holders from time to time of the $65,000,000 aggregate liquidation amount of the 8.45% Cumulative Quarterly Income Preferred Securities, Series A, of Montana Power Capital I.

(c)                                  Purchase obligations in respect of (i) the Purchase Agreement, dated as of April 24, 2002, by and between the Borrower and Automotive Rentals, Inc (“ARI”), (ii) the Purchase Agreement, dated as of June 27, 2002, by and between the Borrower and ARI and (iii) the Purchase Agreement, dated as of September 23, 2002, by and between the Borrower and ARI.  Upon the occurrence of a default, ARI shall have option to require the Borrower to purchase all leased vehicles (currently $24,159,000).

(d)                                 (i) Guaranty, dated as of May 2003 from NorthWestern Energy Corporation to Tetra Financial Group U.S. in respect of certain Master Lease Agreement No. TFG/NR 052303 dated May 23, 2003 between Tetra Financial Group, L.L.C. and Nekota Resources, Inc. and (ii) Guaranty, dated as of July 21, 2003 from Nekota Resources, Inc. to Northern Border Pipeline Company in respect of  that certain Shippers Service Agreement and that certain T-1B Service Agreement (as amended and supplemented from time to time, collectively the “Agreements”) with NorthWestern Energy Corporation, a South Dakota corporation.

E.                                    Subordinated Debt Securities Held by Subsidiary Trusts and Preferred Capital Securities of Such Trusts

1.                                       1,300,000 shares of 8.125% Trust Preferred Capital Securities of NWPS Capital Financing I, issued pursuant to an Amended and Restated Declaration of Trust of NWPS Capital Financing I, dated as of August 1, 1995, between NorthWestern Public Service Company (now known as NorthWestern Corporation), as Trust Sponsor, Merle D. Lewis, Richard R. Hylland, Wilmington Trust Company, as Trustees, and the holders from time to time of beneficial interests in the assets of the Trust.

2.                                       2,200,000 shares of 7.20% Trust Preferred Capital Securities of NorthWestern Capital Financing I, issued pursuant to an Amended and Restated Declaration of Trust of NorthWestern Capital Financing I, dated as of November 18, 1998, among the Borrower, as Trust Sponsor, Merle D. Lewis, Richard R. Hylland, Wilmington Trust Company, as Trustees, and the holders from time to time of beneficial interests in the assets of the Trust.

3.                                       4,270,000 shares of 8.25% Trust Preferred Capital Securities of NorthWestern Capital Financing II, issued pursuant to an Amended and Restated Declaration of Trust of NorthWestern Capital Financing II, dated as of December 21, 2001, among the Borrower, as Trust Sponsor, Merle D. Lewis, Richard R. Hylland, Wilmington Trust Company, as Trustees, and the holders from time to time of beneficial interests in the assets of the Trust.

4.                                       4,440,000 shares of 8.10% Trust Preferred Capital Securities of NorthWestern Capital Financing III, issued pursuant to an Amended and Restated Declaration of Trust of NorthWestern Capital Financing III, dated as of January 31, 2002, among the Borrower, as Trust Sponsor, Merle D. Lewis, Richard R. Hylland, Wilmington Trust Company, as Trustees, and the holders from time to time of beneficial interests in the assets of the Trust.

5.                                       2,600,000 shares of 8.45% Trust Preferred Capital Securities of Montana Power Capital I, issued pursuant to an Amended and Restated Trust Agreement of Montana Power Capital I, dated as of November 1, 1996, among The Montana Power Company (predecessor to CFB (formerly known as NorthWestern Energy, L.L.C. and formerly known as The Montana Power, L.L.C.)), The Bank of New York (NY), as Property Trustee, The Bank of New York (DE), as Delaware Trustee and Ellen M. Senechal, Jerrold P. Pederson and Pamela K. Merrell, as Administrative Trustees.

F.                                      Operating and Capitalized Leases

1.                                       Operating Lease

(a)                                  Indebtedness outstanding in respect of the Sale and Leaseback Transaction evidenced by (i) that certain Colstrip 4 Participation Agreement, dated December 16, 1985, by and among United States Trust Company of New York and Louis P. Young, as Owner Trustee, SGE (New York) Associates, as Owner Participant, Certain Institutions, as Loan Participants, NorthWestern Corporation (successor to The Montana Power Company), as Lessee, and Bankers Trust Company, as Indenture Trustee and Lease Agreement, dated as of December 16, 1985, between United States Trust Company of New York and Louis P. Young, as Lessor, and NorthWestern Corporation (successor to The Montana Power Company), as Lessee and (ii) that certain Participation Agreement, dated December 16, 1985 among United States Trust Company of New York and Louis P. Young, as Owner Trustee, Burnham Leasing Corporation, as Owner Participant, Certain Institutions, as Loan Participations, NorthWestern Corporation (successor to The Montana Power Company), as Lessee and Bankers Trust Company, as Indenture Trustee.  The annual lease payments are approximately $32.0 million.

2.                                       Capitalized Lease Obligations (Amounts as of September 30, 2003)

(a)	Cisco equipment lease	$179,326
(b)	Cisco software lease	$32,236
(c)	Dell Equipment lease	$47,991
(d)	IBM AS 400 lease	$1,347,519
(e)	SAP servers lease	$144,469
(f)	Fleet lease referenced in Item D.2(c) above	$4,686,822
(g)	Airplane sale/leaseback	$3,245,170
(h)	Tetra financing lease referenced in Item D.2(d) above	$1,292,490
(i)	Tetra financing lease referenced in Item D.2(d) above	$2,178,121
		$13,154,144

G.                                  Letters of Credit

Loan Party	Applicant	Name of Beneficiary	Purpose of LOC	Expiration Date	LOC Amount
NorthWestern Growth Corporation	Blue Dot	Zurich	Insurance Program Collateral for policy period February 2000/2001	01/31/04	$1,000,000
NorthWestern Growth Corporation	NorthWestern Growth Corp	United States Fidelity & Guaranty Co.	Insurance Program Collateral for Workers Compensation policies prior to 2001	05/21/04	$250,000
Borrower	Borrower	Insurance Company of North America, et al.	Held as general surety program collateral for Expanets bid and performance bonds issued by Ace/Westchester	03/06/04	$5,000,000
Borrower	Borrower	Westchester Fire Insurance Company	Held as general surety program collateral for Blue Dot bid and performance bonds issued by Ace/Westchester	03/21/04	$4,000,000
Borrower	Borrower	State of Montana	Secures the Self-Insured Workers Compensation program in the State of Montana	08/05/04	$5,000,000
Borrower	Borrower	Northern Border Pipeline Company	Two month pipeline capacity payment	08/30/04	$285,000
Borrower	NorthWestern Services Corporation	Northern Border Pipeline Company	Prefunding of three month capacity for pipeline construction project	09/04/04	$500,000

EXHIBIT A-l

TO CREDIT AGREEMENT

FORM OF TERM NOTE

$	New York, New York
[ ], 200

FOR VALUE RECEIVED, the undersigned, NORTHWESTERN CORPORATION, a Delaware corporation, with its principal place of business at 125 South Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104-6403 (the “Borrower”), hereby unconditionally promises to pay to the order of                      , with a place of business at                                      (the “Lender”), by wire transfer to the account of Credit Suisse First Boston, as Administrative Agent (as defined in the Credit Agreement referred to below), with [ACCOUNT BANK], ABA NO. [•], Account No. [•], Attn: Agency, Reference: [•], or at such other place or places and to such account or accounts as the Administrative Agent, may direct from time to time by notice to the Borrower in accordance with the Credit Agreement (as hereinafter defined), in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a)                                     DOLLARS ($                         ) and (b) the aggregate unpaid principal amount of all Loans (as defined in the Credit Agreement) made by the Lender to the undersigned pursuant to the Credit Agreement, payable, subject to the fourth paragraph hereof, on or before the Maturity Date (as defined in the Credit Agreement).

The Borrower hereby unconditionally further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding from the date hereof, and, to the extent permitted by applicable law, on any unpaid interest payable hereon, from the date such interest is due hereunder, at the applicable rates per annum and on the dates specified in Section 2.9 of the Credit Agreement until such principal amount and interest, as applicable, is paid in full (both before and after judgment). The Borrower agrees to pay costs and expenses, including reasonable attorneys’ fees, incurred in connection with the interpretation or enforcement of this Term Note in accordance with the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, dated as of December 17, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as defined therein), among the Borrower, the several banks and other financial institutions parties thereto (including the Lender), and the Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents referred to therein, and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Term Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Term Note in respect thereof.

A-1-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided therein.

The Lender may proceed against the Borrower in such manner as it deems desirable in accordance with the Credit Agreement. None of the rights or remedies of the Lender hereunder are to be deemed waived or affected by failure or delay on the part of the Lender to exercise the same. All remedies conferred upon the Lender by this Term Note or any other instrument or agreement or by applicable law, shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at the Lender’s option.

All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand of payment, notice of protest, notice of dishonor and all other notices of any kind.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

NORTHWESTERN CORPORATION

By:
Name:
Title:

By:
Name:
Title:

A-1-2

EXHIBIT A-2

TO CREDIT AGREEMENT

FORM OF OFL NOTE

$	New York, New York
[ ], 200

FOR VALUE RECEIVED, the undersigned, NORTHWESTERN CORPORATION, a Delaware corporation, with its principal place of business at 125 South Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104-6403 (the “Borrower”), hereby unconditionally promises to pay to the order of                           , with a place of business at                                (the “Lender”), by wire transfer to the account of Credit Suisse First Boston, as Administrative Agent (as defined in the Credit Agreement referred to below), with [ACCOUNT BANK], ABA NO. [•], Account No. [•], Attn: Agency, Reference: [•], or at such other place or places and to such account or accounts as the Administrative Agent, may direct from time to time by notice to the Borrower in accordance with the Credit Agreement (as hereinafter defined), in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a)                                   DOLLARS ($                            ) and (b) the aggregate unpaid principal amount of all Loans (as defined in the Credit Agreement) made by the Lender to the undersigned pursuant to the Credit Agreement, payable, subject to the fourth paragraph hereof, on or before the Maturity Date (as defined in the Credit Agreement).

The Borrower hereby unconditionally further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding from the date hereof, and, to the extent permitted by applicable law, on any unpaid interest payable hereon, from the date such interest is due hereunder, at the applicable rates per annum and on the dates specified in Section 2.9 of the Credit Agreement until such principal amount and interest, as applicable, is paid in full (both before and after judgment). The Borrower agrees to pay costs and expenses, including reasonable attorneys’ fees, incurred in connection with the interpretation or enforcement of this Term Note in accordance with the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, dated as of December 17, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as defined therein), among the Borrower, the several banks and other financial institutions parties thereto (including the Lender), and the Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents referred to therein, and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Term Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the

A-2-1

security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Term Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided therein.

The Lender may proceed against the Borrower in such manner as it deems desirable in accordance with the Credit Agreement. None of the rights or remedies of the Lender hereunder are to be deemed waived or affected by failure or delay on the part of the Lender to exercise the same. All remedies conferred upon the Lender by this Term Note or any other instrument or agreement or by applicable law, shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at the Lender’s option.

All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand of payment, notice of protest, notice of dishonor and all other notices of any kind.

This Term Note is a QFL Note under the Credit Agreement, and as such, ownership of the obligation represented by this Term Note may be transferred only in accordance with Section 2.15 of the Credit Agreement.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

NORTHWESTERN CORPORATION

By:
Name:
Title:

By:
Name:
Title:

A-2-2

EXHIBIT B-2

TO CREDIT AGREEMENT

FORM OF NOTICE OF INTEREST RATE CONVERSION

Date:

Credit Suisse First Boston,
    as Administrative Agent
Eleven Madison Street
New York, New York 10010-3629
Attention: Agency Department Manager

Re:                             Credit Agreement dated as of December 17, 2002 among Northwestern Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

The Borrower hereby gives notice pursuant to Section 2.7 of the Credit Agreement that it requests a continuation or conversion of Loans outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such continuation or conversion is requested to be made; capitalized terms used and not defined herein shall have the meanings provided in the Credit Agreement:

The Borrower hereby requests that on                                 ,             :(1)

(1)                                    $                             of the currently outstanding principal amount of the Loans currently being maintained as [Alternate Base Rate Loans] [[one] [two] [three] [six] month Eurodollar Loans](2),

(2)                                be [converted into] [continued as],

(3)                                    [Eurodollar Loans having an Interest Period of [one] [two] [three] [six] months, which Interest Period will expire on                    ,         ](3) [Alternate Base Rate Loans].

(1) Conversion of Eurodollar Loans may be made only on the last day of the applicable Interest Period. A Notice of Conversion must be received by the Administrative Agent prior to 10:00 a.m. (New York City time), (x) with respect to Alternate Base Rate Loans, at least three Business Days, and (y) with respect to Eurodollar Loans, at least two Business Days, prior to the date of Borrower’s election.

(2) Select appropriate option.

(3) Insert appropriate interest rate option and, if applicable, number of months (for Eurodollar Loans).

B-2-1

[In the event that such Loans are to be converted into, or continued as, Eurodollar Loans, the Borrower hereby certifies in accordance with Section 2.7 of the Credit Agreement that no Default or Event of Default has occurred and is continuing as of the date of this Notice of Interest Rate Conversion.]

IN WITNESS WHEREOF, the Borrower has caused this Notice of Interest Rate Conversion to be executed and delivered, and the certification contained herein to be made, by an authorized officer this           day of                   ,              .

NORTHWESTERN CORPORATION

By:
Name:
Title:

B-2-2

EXHIBIT C

TO CREDIT AGREEMENT

FORM OF CLOSING CERTIFICATE

NORTHWESTERN CORPORATION

Pursuant to Section 4.1(e) of the Credit Agreement dated as of December 17, 2002 among Northwestern Corporation, a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and Credit Suisse First Boston, as administrative agent for the Lenders (the “Credit Agreement”; terms defined therein shall have their defined meanings when used herein), the undersigned hereby certifies that [he or she] is the                     of the Borrower and in such capacity further certifies as follows:

1.                                   The representations and warranties of the Borrower set forth in the Credit Agreement and each of the other Loan Documents to which the Borrower is a party, are true and correct in all material respects on and as of the date hereof.

2                                        The Borrower has received all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirement of Law or Contractual Obligation of the Borrower in connection with the execution, delivery, performance, validity and enforceability of the Credit Agreement, the Notes and the other Loan Documents except as expressly set forth in each document. I have examined Schedule 3.4b to the Credit Agreement and attached hereto are copies of all consents, authorizations and filings referred to in Schedule 3.4b of the Credit Agreement, which consents, authorizations and filings are in full force and effect as of the date hereof.

3.                                     No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the making of the Loans on the date hereof.

4.                                     There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower, nor has any other event occurred affecting or threatening the existence of the Borrower.

C-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name.

Name:
Title:

Date: [•], 2002

C-2

EXHIBIT D

TO CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities,[                ]) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund(1)]

3.	Borrower:	NorthWestern Corporation, a Delaware corporation.

4.	Administrative Agent:	Credit Suisse First Boston, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Credit Agreement, dated as of December 17, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as defined therein), among the Borrower, the several banks and other financial institutions parties thereto (including the Lender), and the Administrative Agent

(1)  Select as applicable.

6.                              Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
$	$		%
$	$		%

[Name of Assignor]

Revised Commitment amount:	$

Revised Commitment Percentage:		%

Revised Loan amount:	$

Fees Assigned (if any):	$

[Name of Assignee]

New Commitment amount:	$

New Commitment Percentage:		%

New Loan amount:	$

Address for Notices for Assignee:

[Address]
Attention:
Telephone:
Telecopy:
Telephone
Confirmation:

Eurodollar Lending Office:

(2)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Domestic Lending Office:

Effective Date:                                  , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

CREDIT SUISSE FIRST BOSTON, as Administrative Agent

By
Name:
Title:

By
Name:
Title:

ANNEX 1

NORTHWESTERN CORPORATION CREDIT AGREEMENT
DATED AS OF DECEMBER 17, 2002

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 3.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.